Exhibit 10.16

Form of Amended and Restated Trust Agreement
Between First Union Trust Company, National Association
and Hollinger International Inc. dated as of August 24, 2001

HOLLINGER PARTICIPATION TRUST

AMENDED AND RESTATED TRUST AGREEMENT

between

FIRST UNION TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

and

HOLLINGER INTERNATIONAL INC.,
as Depositor

Dated as of August 24, 2001

		Page

SECTION 7.12	Merger or Consolidation of Trustee	36
SECTION 7.13	Eligibility Requirements for Trustee	36
SECTION 7.14	Trustee’s Fees and Expenses; Indemnification	36
SECTION 7.15	Obligations of the Depositor	37
SECTION 7.16	Prevention or Delay in Performance by the Trustee	37
ARTICLE VIII DISSOLUTION, LIQUIDATION AND TERMINATION OF THE TRUST		37
SECTION 8.01	Dissolution of the Trust	37
ARTICLE IX CURRENCY EXCHANGE		38
SECTION 9.01	Appointment of Exchange Rate Agent	38
SECTION 9.02	Payments in US Dollars	39
SECTION 9.03	Fees and Expenses	39
ARTICLE X NOTICES		39
SECTION 10.01	Notices	39
ARTICLE XI MISCELLANEOUS PROVISIONS		39
SECTION 11.01	Entire Agreement	39
SECTION 11.02	Governing Law	39
SECTION 11.03	Consent to Jurisdiction and Service of Process	41
SECTION 11.04	Severability of Provisions	40
SECTION 11.05	Amendment or Waiver; Effect on Agreement	40
SECTION 11.06	Binding Upon Assigns	40
SECTION 11.07	Survival	40
SECTION 11.08	Tax Characterization	41
SECTION 11.09	Counterparts	41
SECTION 11.10	Waiver of Jury Trial	42

HOLLINGER PARTICIPATION TRUST

AMENDED AND RESTATED TRUST AGREEMENT

          AMENDED AND RESTATED TRUST AGREEMENT (this “Agreement”) of Hollinger Participation Trust, a Delaware statutory business trust (the “Trust”), is made and entered into as of August 24, 2001 by First Union Trust Company, National Association, a national banking association (not in its individual capacity but solely as trustee hereunder and including its successors, the “Trustee”), and Hollinger International Inc., a Delaware corporation (“Hollinger” or the “Depositor”), as depositor.

RECITALS

          WHEREAS, the Trustee and the Depositor have previously formed the Trust as a statutory business trust under the Delaware Business Trust Act pursuant to that certain Trust Agreement dated as of August 15, 2001 (the “Original Trust Agreement”) and by the Trustee’s filing the Certificate of Trust;

          WHEREAS, the Trustee and the Depositor desire to continue the Trust and to amend and restate the Original Trust Agreement in its entirety to provide that the purposes of the Trust are holding a participation interest in the Fixed Rate Subordinated Debentures due 2010 (the “Underlying Debentures”) of 3815668 Canada Inc. (the “Issuer”), and issuing the 12 1/8% Senior Notes due 2010 (the “Notes”) representing undivided beneficial interests in the Trust; and

          WHEREAS, the Depositor desires to confirm its appointment of the Trustee to manage the affairs of the Trust.

          NOW THEREFORE, it being the intention of the parties hereto that the Trust continues to constitute a business trust under the Delaware Business Trust Act and that this Agreement constitute the governing instrument of such business trust, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

          Unless the context otherwise requires, capitalized terms used in this Agreement but not defined herein shall have the respective meanings assigned to them in the Participation Agreement (as defined herein). As used in this Agreement, the following terms shall have the following meanings:

          SECTION 1.01 Definitions.

          “Act” has the meaning set forth in Section 5.09.

          “Additional Notes” means Notes that are issued under an agreement supplemental to this Agreement after the date that Notes are first issued by the Trust and executed and delivered by the Trustee under this Agreement, which will rank pari passu with the Notes initially issued in all respects, except that interest will only accrue on such Additional Notes as and from the issue date of such Additional Notes or such other date as set forth in the terms of such Additional Notes.

          “Affiliate” means, with respect to any Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Agent Members” has the meaning set forth in Section 4.10(b).

          “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC or any successor depositary that apply to such transfer or exchange.

          “Available Funds” means, with respect to any Payment Date or other date, the aggregate amount of cash on deposit in the Trust Account on such Payment Date or other date.

          “Business Day” means any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in the State of Delaware and New York City or Toronto, Canada are authorized or obligated by law or executive order to be closed for business.

          “C$” means the lawful currency of Canada.

          “CanWest” means CanWest Global Communications Corp., the parent of the Issuer.

          “Certificate of Cancellation” means the certificate of cancellation filed under the Delaware Business Trust Act with the Secretary of State upon the winding up and termination of the Trust.

          “Certificate of Trust” means the Certificate of Trust filed under the Delaware Business Trust Act with the Secretary of State on even date with the Original Trust Agreement, as such Certificate of Trust may be amended or restated from time to time.

          “Closing Date” means August 24, 2001.

          “Code” means the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.

          “Delaware Business Trust Act” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §§3801 et seq.

          “Depositary” means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the Global Notes. The Depositor has initially appointed DTC as the Depositary.

          “Depositor” has the meaning set forth in the Recitals hereto.

          “Dollars” and “$” each means the lawful currency of the United States.

          “DTC” means The Depository Trust Company, a New York limited purpose trust company.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Exchange Rate Agent” has the meaning set forth in Section 9.01.

          “Expenses” has the meaning set forth in Section 7.14.

          “Extraordinary Expenses” means any and all costs, expenses or liabilities arising out of the existence or administration of the Trust or the Participation Agreement, other than (i) Ordinary Expenses and (ii) costs and expenses payable by a particular Note Holder, the Trust, or any other Person pursuant to this Agreement, the Participation Agreement or any other agreement.

          “Fixed Exchange Rate” means the exchange rate fixed on the Closing Date using the Noon Buying Rate on such date, being US$0.6482 for each C$1.00.

          “Global Note” means one or more Notes evidencing all or part of the Notes bearing the legends set forth in Exhibit B.

          “Indemnified Person” means the Trust, any Note Holder, the Depositor and any director, officer, trustee, member, shareholder, general partner, employee, administrator or agent of the foregoing.

          “Indemnified Trustee Parties” has the meaning set forth in Section 7.14.

          “Initial Purchasers” means Credit Suisse First Boston Corporation and RBC Dominion Securities Corporation.

          “Interest Rate Reset” means the reset of the interest rate payable on the Notes.

          “Investment Company Act” means the Investment Company Act of 1940, as amended.

          “Issuer” has the meaning set forth in the Recitals.

          “Majority Note Holders” means, at any time, Note Holders holding, collectively, Notes evidencing more than 50% of the aggregate principal amount of all Notes outstanding at such time.

          “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

          “Noon Buying Rate” means the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

          “Note” means a Note substantially in the form of Exhibit B hereto evidencing an undivided beneficial interest in the Trust issued pursuant to Article IV of this Agreement.

          “Note Holders” means, at any time, the Person or Persons in whose name Notes (other than Notes that have been redeemed pursuant to Section 6.07 or cancelled pursuant to Section 8.01(c)) are registered in the Note Register at such time.

          “Note Register” has the meaning set forth in Section 4.06(a).

          “Note Registrar” has the meaning set forth in Section 4.06(a).

          “Ordinary Expenses” shall mean the Trustee’s ordinary fees and expenses as set forth in a letter agreement among the Trustee and the Depositor (including, but not limited to, expenses reasonably incurred in connection with the establishment of the Trust in the ordinary course), which fees and expenses shall be paid in full by the Depositor.

          “Original Trust Agreement” has the meaning set forth in the Recitals.

          “Participation Agreement” means the Participation Agreement dated as of August 17, 2001 between the Depositor and the Trust.

          “Payment” or “Payments” means the amounts payable or paid to the Note Holders by the Trustee on the Notes.

          “Payment Date” means one (1) Business Day from the date the Depositor receives payments on the Underlying Debentures from the Issuer.

          “Payment Date Statement” has the meaning set forth in Section 6.04.

          “Periodic Tax Filings” means any tax filings or submissions that the Trust is required to make with any federal, state or local taxing authority or regulatory agency.

          “Permitted Transfer” means any Transfer of a Note permitted by Section 5.06.

          “Person” means (a) any natural person, (b) any corporation, limited liability company, partnership, business trust, joint stock company, unincorporated association, joint venture or other entity established to conduct business or (c) any United States federal, national, state, provincial, municipal, local, territorial or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body, whether domestic or foreign.

          “Place of Payment” means, when used with respect to the Notes, the place or places where the principal of and interest on such Notes are payable as specified as contemplated by Section 4.09.

          “Proportionate Interest” means, at any time, with respect to a Note Holder, the proportion that the aggregate principal amount of the Notes held by such Note Holder at such time bears to the aggregate principal amount of all Notes outstanding at such time.

          “Purchase Agreement” means the agreement entered into between the Trust, and the Initial Purchasers dated as of August 17, 2001 pursuant to which the Initial Purchasers will initially purchase the Notes.

          “Registration” has the meaning set forth in Section 6.09.

          “Regular Record Date” has the meaning set forth in Section 6.03(a).

          “Required Note Holders” means the Majority Note Holders; provided, however, that, in the case of any Reserved Action, “Required Note Holders” shall mean Super Majority Note Holders.

          “Reserved Action” means any action or inaction the effect of which is to

(1) amend, modify, waive or supplement any provision of this Agreement or the Certificate of Trust in any way that, directly or indirectly, would:

(a) reduce the principal amount of any Note or the aggregate principal amount of all Notes issued and outstanding at any time; or

(b) reduce the rate of or change the time of Payments payable in respect of the Notes or any portion thereof; or

(c) change the currency in which any amount due in respect of the Notes is payable; or

(d) reduce the principal of or any premium on or change the stated maturity of any Notes or alter the redemption or interest reset provisions with respect thereto; or

(e) reduce the relative ranking of any Notes in a manner adverse to Note Holders; or

(f) subject any Note Holder or any Indemnified Person to any increased or additional obligations under or in connection with any Operative Document; or

(g) change the tax characterization of the Trust from that provided in Section 11.08; or

(2) consent to any action to be taken described under clauses (1) through (9) of Section 8.02 of the Trust Indenture; or

(3) amend, waive, modify or supplement this definition of “Reserved Action”, or the definition of “Majority Note Holders”, “Super Majority Note Holders” or “Required Note Holders” in this Agreement or of “Required Holders” in the Purchase Agreement or amend, waive, modify or supplement any other provision of this Agreement, the Purchase Agreement or any Operative Document in a manner that would materially impair, directly or indirectly, the operation of any such definition; or

(4) release or dispose of any portion of the Trust Estate, except in accordance with the provisions of this Agreement;

provided, however, that, notwithstanding anything to the contrary in this definition, any ministerial amendment to cure any ambiguity, defect or inconsistency in this Agreement, any Operative Document or any other instrument or document delivered pursuant hereto or thereto, including in any provision referred to in this definition, to which the Depositor consents in writing (a copy of which is delivered to the Trustee) shall not be a “Reserved Action”.

          “Reset Rate of Interest” means the lesser of 13% per annum or the then current market rate for debt instruments of like nature.

          “Responsible Officer” means, with respect to the Trustee, any officer within the Corporate Trust Administration Department of the Trustee, including any Vice President, Assistant Vice President, Secretary, Assistant Secretary, Financial Services Officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

          “Secretary of State” means the office of the Secretary of State of the State of Delaware.

          “Securities Act” means the Securities Act of 1933, as amended.

          “S&P” means Standard and Poor’s Ratings Corporation.

          “Super Majority Note Holders” means, at any time, Note Holders holding, collectively, Notes evidencing 66 2/3% or more of the aggregate principal amount of all Notes outstanding at such time.

          “Tax Matters Representing Purchaser” means a Person that is able to represent that (A) it is acting for its own account and not as the nominee or agent of any other Person, (B) either (1) it is not a partnership, grantor trust, or S corporation for United States Federal income tax purposes (a “Flowthrough Entity”) or (2) it is a Flowthrough Entity but less than 50% of the assets of the Flowthrough Entity will be represented, directly or indirectly, by Notes or (3) it is a Flowthrough Entity (x) whose nominal owners are able to make the representations in (A) and either (B)(1) or (B)(2) or, (y) to the extent that any of its direct or indirect nominal owners cannot make the representations in (B)(1) or (B)(2) and is itself a Flowthrough Entity (an “Upper Tier Flowthrough Entity”), the nominal owners of any such Upper Tier Flowthrough Entity are able to make the representations in (A) and either (B)(1) or (B)(2) (each such nominal owner described in clause 3 that makes the representations in either (B)(1) or (B)(2), an “Indirect Tax Matters Representing Purchaser”), and (C) it has not acquired, and will not transfer, any Notes (or any derivative interest therein) on or through an established securities market within the meaning of Section 7704(b)(1) of the Code (and Treasury Regulations thereunder).

          “Transfer” means, with respect to any Note, as a noun, any transfer or sale of, assignment of an interest (including a security interest) in or other disposition of such Note (other than a redemption of any Note), and as a verb, to transfer, sell, assign (including assign for security) or otherwise dispose of, such Note, including, in each case, any transfer by operation of law, merger, bankruptcy or other means. The adjective “Transferred” has the correlative meaning.

          “Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

          “Trust” has the meaning set forth in the Recitals hereto.

          “Trustee” has the meaning set forth in the Recitals hereto.

          “Trust Account” has the meaning set forth in Section 6.02.

          “Trust Estate” means all right, title and interest of the Trust in, to and under the Participation Agreement, the Participation, any Distribution and any other property or asset contributed to the Trust or otherwise acquired by the Trust, together with all distributions, payments, revenues, issues, profits or proceeds thereof and therefrom.

          “Trust Indenture” means the trust indenture dated November 15, 2000 between the Issuer and The Bank of Nova Scotia governing the Underlying Debentures.

          “UCC” means the Uniform Commercial Code as in effect in the State of Delaware.

          “Underlying Debentures” has the meaning set forth in the Recitals.

          “United States” and “U.S.” each means the United States of America.

          “U.S. Government Obligations” means securities which are (i) direct obligations of the Government of the United States, (ii) part of the Evergreen Institutional Treasury Money Market Fund or (iii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the Government of the United States, the payment of which is unconditionally guaranteed by such government, which, in either case, are full faith and credit obligations of such government payable in U.S. dollars and are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest or principal of the U.S. Government Obligation evidenced by such depository receipt.

          SECTION 1.02 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of periods of time from a specified date to a later specified date, the words or phrase “from” and “commencing on” mean “from and including”, the word “through” means “to and including”, and the words or phrase “to” and “until” and “ending on” each mean “to but excluding”.

          SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect from time to time in the United States (“GAAP”).

          SECTION 1.04 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any particular party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party and its counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          SECTION 1.05 Use of Certain Terms. Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of “including without limitation”. The words “hereof”, “herein”, “hereby”, “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

          SECTION 1.06 Headings and References. Section and other headings are for reference only, and shall not affect the interpretation or meaning of any provision of or to this Agreement. Unless otherwise provided, references to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles, Sections, Schedules and Exhibits of or to this Agreement. Whether or not stated herein, references to this Agreement and any other agreement include this Agreement and such other agreement as the same may be amended, supplemented or otherwise modified from time to time pursuant to the provisions hereof and thereof. Whether or not stated herein, a reference to any law shall mean that law as it may be amended, supplemented or otherwise modified from time to time, and any successor law. A reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the effectiveness of the provisions in this Agreement or any other agreement governing the assignment of rights and obligations under this Agreement or any other agreement.

ARTICLE II

GENERAL

          SECTION 2.01 Appointment of Trustee. The Depositor hereby confirms its appointment of First Union Trust Company, National Association, as the Trustee of the Trust upon the terms and conditions set forth herein, with all the rights, powers and duties set forth herein and in the Delaware Business Trust Act, and First Union Trust Company, National Association, hereby confirms its acceptance of such appointment.

          SECTION 2.02 Formation of the Trust. Pursuant to the Original Trust Agreement, the Trust was formed as a statutory business trust under and pursuant to the Delaware Business Trust Act, and on the date of the execution of the Original Trust Agreement, the Trustee caused the Certificate of Trust in the form attached as Exhibit A to be filed with the Secretary of State.

          SECTION 2.03 Name, Principal Office, and Name and Address of Trustee as Agent for Service of Process. The Trust created by this Agreement shall be named “Hollinger Participation Trust”. All activities of the Trust shall be conducted under such name, and the Trust, or the Trustee on behalf of the Trust, shall enter into contracts and agreements with respect to the transactions contemplated hereby under such name. The principal place of business and office of the Trust shall be c/o First Union Trust Company, National Association, Corporate Trust Administration, One Rodney Square, 1st Floor, 920 King Street, Wilmington, DE 19801, Attention: Corporate Trust Administration. The Trustee is hereby designated to accept service of process on behalf of the Trust, and its current office is located at the address provided in the preceding sentence. The Trustee shall maintain its principal office in the State of Delaware during the term of this Agreement.

          SECTION 2.04 Purpose and Powers.

(a)	The purpose of the Trust shall be limited to engaging in the following activities:

(i)	entering into and performing the Purchase Agreement and issuing the Notes pursuant to this Agreement;

(ii)	making Payments to the Note Holders pursuant to and in accordance with this Agreement;

(iii)	entering into, complying with its obligations and exercising its rights under, and consummating the transactions and engaging in the activities contemplated by, the Participation Agreement and all other Operative Documents to which it is to be a party or under which it has rights; and

(iv)	engaging in those activities that are necessary to accomplish the foregoing or are related or incidental thereto.

          (b) The Trust is hereby authorized to engage in the foregoing activities. Neither the Trust nor the Depositor in its capacity as the Depositor, shall engage in any activity other than (i) the activities described in subsection (a) above or (ii) subject to the terms of this Agreement, as the Note Holders and the Depositor, may from time to time direct. The Trust shall not issue any securities other than the Notes.

          SECTION 2.05 Claims Against the Trust. All Persons extending credit to, contracting with or having any claim against the Trust shall look only to the Trust for payment under such credit, contract or claim. None of the Trustee (including in its individual capacity), the Depositor, the Note Holders or any of the officers, employees or agents, whether past, present or future, of the Trust or any of the foregoing shall be personally liable therefor.

          SECTION 2.06 Beneficial Interests. The beneficial interests in the Trust will be divided into the Notes. Notes will be evidenced by certificates substantially in the form of Exhibit B hereto, each of which shall constitute an undivided beneficial interest in the Trust Estate to the extent set forth in this Agreement. The rights, preferences and powers of, and duties of the Note Holders are more particularly set forth in Article IV hereof.

          SECTION 2.07 Situs of Trust. The Trust shall be located and administered in the State of Delaware. All bank accounts maintained by the Trustee on behalf of the Trust shall be located in the State of Delaware, the State of New York or the State of North Carolina. The Trust shall not have any employees in any state other than Delaware; provided, however, that nothing herein shall restrict or prohibit the Trustee from having employees within or without the State of Delaware. Payments shall be received by the Trust only in Delaware, New York, North Carolina or Canada, and payments will be made by the Trust only from Delaware, New York, North Carolina or Canada. The only office of the Trust shall be in the State of Delaware.

          SECTION 2.08 Duration of Trust. The Trust, absent termination pursuant to the provisions of Article VIII, shall terminate on the twentieth anniversary of the Closing Date.

          SECTION 2.09 Separate Identity and Operations. The Trustee shall cause the Trust to conduct its business and operations separate and apart from that of any Note Holder or any Affiliate of such Note Holder, including (i) segregating Trust assets and not allowing funds or other assets of the Trust to be commingled with the funds or other assets of, held by, or registered in the name of, any Note Holder or any Affiliate of such Note Holder, (ii) maintaining books and financial records of the Trust separate from the books and financial records of any Note Holder or any Affiliate of such Note Holder, and observing all Delaware business trust procedures and formalities applicable to the Trust, including maintaining minutes or records of meetings of the Trust and acting on behalf of the Trust only pursuant to due authorization by the Note Holders, (iii) causing the Trust to pay its liabilities from assets of the Trust, and (iv) causing the Trust to conduct its dealings with third Persons in its own name and as a separate and independent entity.

ARTICLE III

CONTRIBUTIONS

          SECTION 3.01 Initial Contribution. On the date of the Original Trust Agreement, the Depositor transferred to the Trust the sum of $1.00, which amount constituted the initial Trust Estate. On the Closing Date, the Depositor will enter into the Participation Agreement with the Trust and transfer to the Trust pursuant to the Participation Agreement all of its rights, title and interest existing as of the Closing Date in and to the Participation, which Participation shall constitute part of the Trust Estate, in exchange for the proceeds from the issuance of the Notes.

          SECTION 3.02 Contributions by the Note Holders. The Initial Purchasers shall purchase Notes in accordance with and pursuant to the Purchase Agreement. The purchase price received by the Trust for the Notes on the Closing Date shall be paid over to the Depositor on the Closing Date as payment for the Participation pursuant to the Participation Agreement.

          SECTION 3.03 Holding of the Trust Estate. The Trustee hereby declares and agrees that it will hold all estate, right, title and interest in and to the Trust Estate until this Agreement terminates pursuant to the terms of this Agreement, in trust under and subject to the conditions and agreements hereinafter set forth, for the use and benefit of the Note Holders.

          SECTION 3.04 Limitation on the Liability of the Depositor and the Holders. None of the Depositor, the Trustee and the Note Holders shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of its being the Depositor, the Trustee or a Note Holder, nor shall the Depositor, the Trustee or any Note Holder, by reason of its status as such, be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the property, liabilities or affairs of the Trust, except, in each case, to the extent set forth in Section 7.14.

ARTICLE IV

THE NOTES

          SECTION 4.01 Beneficial Owners. The Note Holders are the beneficial owners (within the meaning of the Delaware Business Trust Act) of the Trust (it being understood that Notes may, at the option of any Note Holder, be issued in the name of a nominee for such Note Holder without affecting such Note Holder’s interest as a beneficial owner of the Trust). The aggregate principal amount of Notes that may be delivered under this Agreement is unlimited (of which $350,000,000 was issued and delivered the date hereof).

          SECTION 4.02 Authorization of Notes. The Trustee is hereby authorized and directed, subject to the terms and conditions hereof, to execute and deliver the Notes in the form of one or more Global Notes on behalf of the Trust subject to and in accordance with the terms of this Agreement. All outstanding Notes shall share pari passu in the Trust Estate and any

Payments distributable to the Note Holders therefrom, to the extent set forth herein, each in accordance with its Proportionate Interest.

          SECTION 4.03  Form of Notes. The Notes shall be offered and sold by the Initial Purchasers pursuant to the Purchase Agreement. Each Note will represent an undivided beneficial interest in the assets of the Trust equal to the principal amount of such Note, and shall be initially issued in the form of one or more permanent Global Notes substantially in the form provided for in Exhibit B, with such applicable legends as are provided for in Exhibit B and deposited with, or on behalf of, the Depositary or with the Trustee, as custodian for the Depositary, duly executed by the Trust. The Notes shall be executed on behalf of the Trust by manual or facsimile signature of any authorized signatory of the Trustee having such authority. Notes bearing the manual or facsimile signatures of individuals who were, at the time when such signatures were affixed, authorized to sign on behalf of the Trustee shall be validly issued and entitled to the benefits of this Agreement, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the delivery of such Notes.

          The initial delivery of the Notes on the Closing Date shall be subject to the satisfaction of the following conditions on or prior to such Closing Date: (i) the Depositor shall have delivered to the Trustee on behalf of the Trust the Participation in accordance with Section 3.01; (ii) the Trustee shall have received opinions of counsel to the Depositor, addressed to the Trust and the Trustee, substantially in the form of Exhibit C; and (iii) the Trustee shall have received fully executed copies of the Operative Documents, together with all documents and opinions required to be delivered to the Trust pursuant to the terms of such Operative Documents.

          The Notes shall be issuable only in registered form without coupons and other than Notes issued in global form (which may be of any denomination), only in denominations of $1,000 or any integral multiple thereof.

          SECTION 4.04  Payment Rights and Preferences. The Note Holders shall receive Payments at the times, and be entitled to such other rights, preferences and powers of the Notes, as are set forth in Section 6.03.

          SECTION 4.05  Global Notes.

          (a) Each Global Note issued under this Agreement shall be registered in the name of the Depositary for such Global Note or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Note shall constitute a single Note for all purposes of this Agreement.

          (b) Notwithstanding any other provision in this Agreement, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof unless (i) such Depositary (A) has notified the Note Holders that it is unwilling or unable to continue as Depositary for such Global Note or (B) has ceased to be a clearing agency registered as such under the Exchange Act, and in either case the Depositor fails to appoint a successor Depositary within 90 days or (ii) the Depositor executes and delivers to the Trustee a letter of instruction and authorization substantially in the form of Exhibit D stating that it elects to cause the issuance of the Notes in certificated form and that all Global Notes shall be exchanged in whole for Notes that are not Global Notes (in which case such exchange shall be effected by the Trustee).

          (c) If any Global Note is to be exchanged for other Notes or canceled in whole, it shall be surrendered by or on behalf of the Depositary or its nominee to the Trustee, as Note Registrar, for exchange or cancellation as provided in this Article Four. If any Global Note is to be exchanged for other Notes or canceled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in any Global Note, then either (i) such Global Note shall be so surrendered for exchange or cancellation as provided in this Article Four or (ii) the Participated Principal Amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the Participated Principal Amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Trustee, as Note Registrar, whereupon the Trustee, in accordance with the Applicable Procedures, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Note, the Trustee shall, as otherwise provided in this Article Four, deliver any Notes issuable in exchange for such Global Note (or any portion thereof) to or upon the instruction of the Depositor, and registered in such names as may be directed by, the Depositary or its authorized representative. Upon the request of the Trustee in connection with the occurrence of any of the events specified in the preceding paragraph, the Depositor shall promptly make available to the Trustee a reasonable supply of Notes that are not in the form of Global Notes. The Trustee shall be entitled to rely upon any order, direction or request of the Depositary or its authorized representative which is given or made pursuant to this Article Four if such order, direction or request is given or made in accordance with the Applicable Procedures, and the Trustee shall have no liability to any party in connection therewith except to the extent of its own gross negligence or willful misconduct.

          (d) Every Note delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, whether pursuant to this Article Four or otherwise, shall be delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

          (e) The Depositary or its nominee, as registered owner of a Global Note, shall be the Note Holder of such Global Note for all purposes under this Agreement and the Notes, and owners of beneficial interests in a Global Note shall hold such interests pursuant to the Applicable Procedures. Accordingly, any such owner’s beneficial interest in a Global Note will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Agent Members.

          SECTION 4.06  Registration of, Issuance, Transfer and Exchange of Notes.

          (a) The Note Registrar shall maintain, or cause to be maintained, at the office or agency maintained pursuant to Section 4.09, a note register (the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Notes and of transfers and exchanges of Notes as provided in this Agreement.

     First Union Trust Company, National Association is hereby initially appointed (and hereby accepts its appointment as) “Note Registrar” for the purpose of registering Notes and transfers and exchanges of Notes in the Note Register as provided in this Agreement.

          (b) Upon surrender for registration of transfer of any Notes at the office or agency maintained pursuant to Section 4.09, the Trustee, on behalf of the Trust, shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in authorized denominations in an aggregate principal amount equal to the Note or Notes so surrendered and dated the date of execution by the Trustee, subject to the applicable restrictions on transfer set forth herein. At the option of a Note Holder, such Note Holder’s Notes may be exchanged for other Notes in authorized denominations having an aggregate principal amount equal to the aggregate principal amount of the Notes to be exchanged, upon surrender of the Notes to be exchanged at the office or agency maintained pursuant to Section 4.09.

          (c) Every Note presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer substantially in the form of the Assignment Form attached to each Note or, in the case of an exchange, a written instrument in form satisfactory to the Trustee and the Note Registrar, in each case duly executed by the Note Holder or its attorney duly authorized in writing. Each Note surrendered for registration of transfer or exchange shall be cancelled and subsequently disposed of by the Trustee in accordance with its customary practice.

          (d) No service charge shall be made for any registration of transfer or exchange of Notes, but the Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax (other than income taxes) or governmental charge that may be imposed on the Trust, the Trustee or the Note Registrar in connection with any transfer or exchange of Notes.

          (e) Any transfer of a Note shall be subject to the provisions of Sections 5.05, 5.06 and 5.07. In addition, each Note shall be subject to the restrictions on transfer provided in the applicable legends required to be set forth on the face of each Note pursuant to Exhibit B hereto.

          (f) Notwithstanding anything contained herein to the contrary, the Trustee shall not be responsible for ascertaining whether any transfer complies with the registration provisions or exemptions from the Securities Act, the Exchange Act, applicable state securities law, the Investment Company Act or any other laws; provided, however, that, if a certificate is specifically required to be delivered to the Trustee by a purchaser or a transferee of a Note, the Trustee shall be obligated to examine such certificate to determine whether it conforms to the requirements of this Agreement.

          SECTION 4.07 Mutilated, Destroyed, Lost or Stolen Notes. In case any Note becomes mutilated or defaced or lost, destroyed or stolen, then on the terms herein set forth, and not otherwise, the Trustee on behalf of the Trust shall execute and deliver to the registered Note Holder a new Note of like tenor and date, and bearing such identifying number or designation as the Trustee may determine, in exchange and substitution for, and upon cancellation of, the mutilated or defaced Note, or in lieu of and in substitution for the same if lost, destroyed or stolen. The applicant for a new Note pursuant to this Section 4.07 shall, in the case of any mutilated or defaced Note, surrender such Note to the Trustee and furnish to the Trustee, in the case of any lost, destroyed or stolen Note, evidence satisfactory to the Trustee of such loss, destruction or theft and, in each case, evidence satisfactory to the Trustee of the ownership and authenticity of such Note and shall pay all expenses and charges of such substitution and furnish such security or indemnity as may be reasonably required by the Trustee to indemnify and defend and save the Trustee and the Trust harmless from any loss (provided that the unsecured agreement of indemnity of any Note Holder or an Affiliate thereof shall be deemed satisfactory for the aforementioned purpose, it being understood that the Trustee may reasonably request information necessary to establish that the applicable Note Holder is a Qualified Purchaser). Any defaced or mutilated Note shall be destroyed by the Trustee, or retained in accordance with its standard retention policy, upon delivery by it of a new Note to the Note Holder.

          SECTION 4.08 Persons Deemed Owners. Prior to due presentation of a Note for registration of transfer, the Trustee, the Note Registrar and any agent of the Trustee or the Note Registrar may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving Distributions pursuant to Section 6.03 hereof and pursuant to the Participation Agreement and for all other purposes whatsoever, and neither the Trustee, the Note Registrar, nor any agent of the Trustee or the Note Registrar shall be affected by any notice to the contrary.

          SECTION 4.09 Maintenance of Office or Agency. The Trustee shall maintain in the State of Delaware an office or offices or agency or agencies where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Trustee in respect of the Notes and the Operative Documents may be served. The Trustee initially designates First Union Trust Company, National Association, One Rodney Square, 1st Floor, 920 King Street, Wilmington, DE 19801, Attention: Corporate Trust Administration for such purposes. The Trustee shall give prompt written notice to the Note Holders of any change in the location of the Note Register or any such office or agency.

          SECTION 4.10 Book-Entry Provisions for Global Notes. The Global Notes initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as set forth in Exhibit B, to the extent applicable.

          (a) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Agreement with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Depositor, the Trustee and any agent of the Depositor or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.

          (b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for registered Notes in accordance with the rules and procedures of the Depositary and the provisions of Sections 4.05 and 4.06.

          (c) Except as provided above, any Note delivered upon registration of transfer of, or in exchange for, or in lieu of, any Global Note, whether pursuant to this Section 4.10 or otherwise, shall also be a Global Note and bear the legends specified in Exhibit B.

          (d) The Note Holder of any Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Note Holder is entitled to take under this Agreement or the Notes.

ARTICLE V

RIGHTS, OBLIGATIONS, POWERS AND STATUS OF THE NOTE HOLDERS

          SECTION 5.01 Management of the Trust. It is the intention of the parties hereto (and the Note Holders by their acceptance of the Notes from time to time shall be deemed to agree), that the Trustee’s duties are to be ministerial in nature only. Subject to Sections 6.10 and 6.11, the Note Holders (or the portion thereof as provided herein) shall have the exclusive right and obligation to determine the matters herein referenced to be determined by the Note Holders and to direct the Trustee to carry out and accomplish such matters, and the Note Holders, in that capacity, subject to the provisions of the Delaware Business Trust Act, the other provisions of this Agreement and the Operative Documents, shall direct the management of the business and affairs of the Trust, in a manner consistent with the provisions of this Agreement and the Delaware Business Trust Act in order best to carry out the Trust’s purposes.

          SECTION 5.02 Bankruptcy, Dissolution or Termination of any Note Holder. The incapacity, dissolution, termination or bankruptcy of any Note Holder shall not result in the termination or dissolution of the Trust.

          SECTION 5.03 Creditors of Note Holders. As is provided in paragraph (b) of Section 3805 of the Delaware Business Trust Act, no creditor of a Note Holder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the Trust Estate.

          SECTION 5.04 Certain Rights of the Majority Note Holders.

          (a) Subject to Section 5.04(b) hereof, the Majority Note Holders shall have the right to direct all matters on behalf of the Trust and to provide instructions to the Trustee in connection therewith, including, without limitation, with respect to the following matters:

(i)	any amendment, modification or change in any manner of any term or condition of, and any cancellation or termination of, any Operative Document or any consent, waiver or approval thereunder (including any agreement, consent, waiver or approval with respect to the exercise by the Trustee of any discretion, authority or power or any consent or approval right or power of the Trustee under the Participation Agreement or any other Operative Document);

(ii)	direct the Trustee in accordance with Sections 5.01, 6.02, 6.03 and 7.09 (including directing the Trustee to exercise the rights of the Trust as a party to the Participation Agreement or otherwise give consents, waivers or approvals, or otherwise exercise rights, in respect of the Participation Agreement);

(iii)	appoint a successor Trustee pursuant to Section 7.11; and

(iv)	instruct the Trustee to appear in, prosecute or defend any action in accordance with Section 7.02(g).

          (b) Notwithstanding the provisions of Section 5.04(a) or anything else in this Agreement or the Participation Agreement to the contrary, no Reserved Action may be taken without the consent of all Note Holders.

          SECTION 5.05 Restriction on Transfers of Notes. Each Note Holder hereby agrees, for the benefit of each other Note Holder, as set forth in this Section.

          (a) Restrictions. Except as otherwise permitted by this Agreement, no Note Holder shall Transfer all or any portion of its Notes.

          (b) Permitted Transfers. Subject to the conditions and restrictions set forth in Section 5.06, any Note Holder may Transfer to any Person all or a portion of its Notes (i)(A) to a Person whom the Note Holder reasonably believes is a Qualified Institutional Buyer within the meaning of Rule 144A under the Securities Act and who purchases the Note for its own account or for one or more accounts (each of which is a Qualified Institutional Buyer), in a transaction that meets the requirements of Rule 144A under the Securities Act and which may be effected without loss of any applicable Investment Company Act exemption or (B) to the Depositor in accordance with and subject to the terms of this Agreement and (ii) in accordance with any applicable securities laws of any state of the United States and any other applicable jurisdictions.

          SECTION 5.06 Conditions to Permitted Transfers. A Transfer of a Note shall not be treated as a Permitted Transfer under Section 5.05 unless and until the following additional conditions are satisfied:

          (a) Payment of Expenses, etc. Unless the requirements of this Section 5.06(a) have been waived by the Required Note Holders, the transferee and/or transferor shall have agreed to pay or reimburse the Trust for all reasonable legal, filing, publication and other costs that the Trust reasonably incurs in connection with the Transfer and the admission of the transferee as a Note Holder with respect to the Transferred Note.

          (b) Tax Information. The transferor and transferee shall furnish to the Trust the transferee’s taxpayer identification number and any other information reasonably necessary to permit the Trust to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Trust shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Note until it has received such information.

          (c) Securities Laws. Such Transfer will be exempt from all applicable registration requirements under the Securities Act and any applicable state securities law and will not violate any laws regulating the Transfer of securities.

          (d) Investment Company Act. Such Transfer will not cause the Trust to be deemed to be an “investment company” under the Investment Company Act.

          (e) Tax Status. The Transfer will not cause the Trust to become taxable as a corporation (including a publicly traded partnership) for federal income tax purposes.

          SECTION 5.07 Prohibited Transfers.

          (a) Any purported Transfer of a Note that is not a Permitted Transfer shall be null and void.

          (b) In the case of a Transfer or attempted Transfer of Notes that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Trust and the Note Holders from all costs, liability and damage that any of such parties may incur (including incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

          SECTION 5.08 Information.

          (a) So long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Trustee shall, unless the Trust becomes subject to and complies with the reporting provisions of Section 13 or Section 15(d) of the Exchange Act provide to any Note Holder or to any prospective purchaser of Notes designated by a Note Holder upon the written request of such Note Holder or prospective purchaser, the information required to be provided by Rule 144A(d)(4), as amended, under the Securities Act provided the Trustee is in actual possession of such information. If the Trust becomes subject to the foregoing reporting requirements, the Depositor agrees to comply with such reporting requirements on behalf of the Trust.

          (b) The Trustee shall distribute to Note Holders any information that is delivered by the Depositor to the Trustee pursuant to the Participation Agreement.

          SECTION 5.09 Acts of Note Holders.

          (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Note Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Note Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Note Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee and the Trust, if made in the manner provided in this Section.

(i)	The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(ii)	The principal amount and serial numbers of Notes held by any Person, and the date of holding the same, shall be proved by the Note Register.

(iii)	If the Trust shall solicit from the Note Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Trust may, at its option, fix in advance a record date for the determination of Note Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Trust shall have no obligation to do so. Such record date shall be the record date specified in a notice by the Trustee to the Note Holders, which shall be a date not earlier than the date 30 days prior to the first solicitation of Note Holders generally in connection therewith and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Note Holders of record at the close of business on such record date shall be deemed to be Note Holders for the purposes of determining whether Note Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Note Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Agreement not later than eleven months after the record date.

(iv)	The Trustee shall provide all Note Holders with the notice received by it as Participant under Section 6.2 of the Participation Agreement within one (1) Business Day of such receipt.

          (b) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Note Holder of any Note shall bind every future Note Holder of the same Note and the Note Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee in reliance thereon, whether or not notation of such action is made upon such Note.

          SECTION 5.10 Action by Note Holders. Whenever in this Agreement it is provided that the Note Holders of a specified percentage in principal amount of Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action) the fact that at the time of taking any such action the Note Holders of such specified percentage have joined therein may be evidenced (a) by an instrument or a number of instruments as provided in Section 5.09, or (b) by the record of the Note Holders voting in favor thereof at any meeting of Note Holders duly called and held in accordance with the provisions of Section 5.11 or (c) by a combination of such instrument or instruments and any such record of such a meeting of Note Holders.

          SECTION 5.11 Proof of Record of Note Holders’ Meeting. Subject to the provisions of Sections 7.09 and 5.18, the record of any Note Holders’ meeting shall be proved in the manner provided in Section 5.18.

          SECTION 5.12 Revocation of Consents; Future Note Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 5.10, of the taking of any action by the Note Holders of the percentage in aggregate principal amount of the Notes specified in this Agreement in connection with such action, any holder of a Note the serial number of which is shown by the evidence to be included in the Notes the Note Holders of which have consented to or are bound by consents to such action may, by filing written notice with the Trustee within five (5) Business Days at its principal office and upon proof of holding, revoke such action so far as concerns such Note. Except as aforesaid any such action taken by the Note Holder of any Note shall be conclusive and binding upon such Note Holder and upon all future Note Holders and owners of such Note and of any Note issued on registration of transfer thereof or in exchange or substitution therefor, irrespective of whether or not any notation in regard thereto is made upon any such Note or such other Note.

          SECTION 5.13 Purposes of Meeting. A meeting of the Note Holders may be called at any time and from time to time pursuant to the provisions of this Article Five for any of the following purposes:

(i)	to give any notice to the Trust or to the Trustee, or to give any directions to the Trustee or to take any other action authorized to be taken by Note Holders pursuant to any of the provisions of Article Five;

(ii)	to remove the Trustee and nominate a successor trustee with respect to the Notes pursuant to the provisions of Article Seven;

(iii)	to consent to the execution of an agreement or agreements supplemental hereto pursuant to the provisions of Section 6.11; or

(iv)	to take any other action authorized to be taken by or on behalf of the Note Holders of any specified aggregate principal amount of the Notes under any other provision of this Agreement or under applicable law.

          SECTION 5.14 Call of Meetings by Trustee. The Trustee may at any time call a meeting of Note Holders to take any action specified in Section 5.13, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Note Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed to all Note Holders at their addresses as they shall appear on the Note Register. Such notice shall be mailed not less than 20 nor more than 180 days prior to the date fixed for the meeting.

          SECTION 5.15 Call of Meetings by the Trust or Note Holders. In case at any time the Trust or the Note Holders of at least 25% in aggregate principal amount of the outstanding Notes, shall have requested the Trustee to call a meeting of the Note Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting and the Trustee shall not have mailed the notice of such meeting within 20 days after receipt of such request, then the Trust or such Note Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 5.13, by mailing notice thereof as provided in Section 5.14.

          SECTION 5.16 Qualifications for Voting. To be entitled to vote at any meeting of Note Holders a Person shall (a) be a Note Holder of one or more Notes or (b) be a Person appointed by an instrument in writing as proxy by a Note Holder of one or more Notes. The only Persons who shall be entitled to be present or to speak at any meeting of Note Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trust and its counsel.

          SECTION 5.17 Regulations. Notwithstanding any other provisions of this Agreement, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Note Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit. Except as otherwise permitted or required by any such regulation, the appointment of any proxy shall be proved in the manner specified in said Section 5.09 (a)(i) or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, broker or trust company.

          The Trustee shall act as a temporary chairman and temporary secretary of the meeting, unless the meeting shall have been called by the Trust or by Note Holders as provided in Section 5.15, in which case the Trust or the Note Holders calling the meeting, as-the case may be, shall in like manner appoint a temporary chairman and a temporary secretary.

          Subject to the provisions of Section 5.16, at any meeting each Note Holder or proxy shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the Trustee to be not outstanding. The Trustee shall not have the right to vote other than by virtue of Notes held by him or instruments in writing as aforesaid duly designating him as the Person to vote on behalf of other Note Holders. Any meeting of Note Holders duly called pursuant to the provisions of Section 5.14 or 5.15 may be adjourned from time to time by the Majority Note Holders at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

          At any meeting of Note Holders, the presence of Persons holding or representing Notes in an aggregate principal amount sufficient to take action upon the business for the transaction of which such meeting was called shall be necessary to constitute a quorum; but, if less than a quorum be present, the Majority Note Holders at the meeting may adjourn such meeting with the same effect for all intents and purposes, as though a quorum had been present.

          SECTION 5.18 Voting. The vote upon any resolutions submitted to any meeting of Note Holders shall be by written ballots on which shall be subscribed the signatures of the Note Holders or of their representatives by proxy and the serial number or numbers of the Notes held or represented by them. The Trustee shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the Trustee their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Note Holders shall be prepared by the Trustee and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was mailed as provided in Section 5.14. The record shall show the serial numbers of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavit of the Trustee and one of the duplicates shall be delivered to the Trust and the other preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

          Any record so signed and verified shall be conclusive evidence of the matters therein stated.

          SECTION 5.19 No Delay of Rights by Meeting. Nothing contained in this Article Five contained shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Note Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Note Holders under any of the provisions of this Agreement or of the Notes.

          SECTION 5.20 Obligations of the Depositor to Note Holders.

          (a) The Depositor hereby agrees for the benefit of the Note Holders that, notwithstanding anything to the contrary in the Trust Indenture, when any vote of the Depositor is permitted or required under the Trust Indenture in its capacity as holder of all or any of the Underlying Debentures (excluding any Underlying Debentures subject to a participation arrangement other than with the Trust), the Depositor shall vote such Underlying Debentures in accordance with the decision of the Majority Note Holders as such decision shall be communicated to the Depositor by the Trustee in accordance with the procedures set forth in Section 5.20(b) below.

          (b) Within two (2) Business Days of (i) Depositor’s knowledge of a right to vote under the Trust Indenture, whether arising out of (i) a provision of the Trust Indenture or the Underlying Debentures, or (ii) any notice of such right that may be delivered from time to time to the Depositor in its capacity as a holder of the Underlying Debentures, the Depositor shall provide written notice to the Trustee (x) specifying the provision of the Trust Indenture or Underlying Debenture pursuant to which such right arises, (y) including any notice and accompanying materials the Depositor may have received with respect thereto, and (z) setting forth the date by which the Depositor must exercise such voting rights (the “Voting Due Date”).

     Upon Trustee’s receipt of the information contained in the preceding sentence, Trustee shall, within two (2) Business Days, distribute copies of such information to each Note Holder. Each Note Holder shall thereafter provide written notice to the Trustee of the manner in which it elects to vote with respect to the matters submitted to the Depositor. The Note Holders hereby acknowledge that if their votes are to be counted, they must provide the Trustee with written notice thereof on or before five (5) Business Days prior to the Voting Due Date. The Trustee shall use its best reasonable efforts to compile the votes of the Note Holders and provide written notice to the Depositor of the determination of the Majority Note Holders on or before the Voting Due Date.

          (c) The provisions of this Section 5.20 are subject in all respects to the following limitations, which are in addition to, and not in substitution or modification of, all of the other provisions of this Agreement relating to the Trustee:

(i)	The Trustee shall have no obligation to interpret, explain, or clarify any information provided to it by the Depositor, but shall merely forward such information to the Note Holders as provided in Section 5.20(b) above;

(ii)	Except in connection with its own gross negligence or willful misconduct, the Trustee shall have no liability for (x) the failure to deliver a determination of the Majority Note Holders on or before the Voting Due Date, including, without limitation, failures arising out of delays necessitated by Trustee’s conferring with counsel pursuant to Section 5.20(c)(iii) below, (y) mistabulating the votes of the Note Holders, or (z) the failure of the Depositor to vote the Underlying Debentures in accordance with the determination of the Majority Note Holders pursuant to this Section 5.20;

(iii)	In the event the Trustee is unable to determine how to interpret the votes it receives from the Note Holders, Trustee shall be entitled to engage, at the expense of the Depositor, legal counsel for assistance therewith, and Trustee shall be entitled to rely conclusively upon any advice it obtains therefrom; and

(iv)	The Trustee shall be entitled to compensation for providing the services set forth in this Section 5.20, as more particularly set forth in a letter agreement between the Trustee and the Depositor.

ARTICLE VI

COLLECTIONS; DISTRIBUTIONS; REDEMPTIONS; REGISTRATION RIGHTS; FURTHER ISSUANCES

          SECTION 6.01 Payments from Trust Estate. All payments to be made by the Trustee on behalf of the Trust, whether under this Agreement or any of the other Operative Documents to which the Trust is a party or otherwise, shall be made only from the Trust Estate and only to the extent that the Trust shall have funds in the Trust Estate sufficient to make such payments in accordance with the terms hereof.

          SECTION 6.02 Establishment of Trust Account.

          (a) The Trustee hereby acknowledges and agrees that it has established, on the books and records of its office in the State of Delaware, an account (the “Trust Account”) in the name of the Trust, and under the sole dominion and control of the Trust. To the extent, if any, that the Trustee is deemed to hold directly any financial asset (as defined under the UCC) held by the Trustee for the Trust, the Trustee hereby agrees that it is holding such financial asset as the agent of the Trust and hereby expressly acknowledges and agrees that it has received notification of the Trust’s interest in such financial asset and that it is holding possession of such financial asset for the benefit of the Trust.

          (b) The Trust Account shall remain at all times with a financial institution having a combined capital and surplus of at least $150,000,000 and having a long-term debt rating of at least “A3” by Moody’s and at least “A-” by S&P. The Trustee shall give notice to the Trust of the location of the Trust Account prior to the use thereof, and shall make no change to such location without the prior approval of the Trust. Any income received by the Trust with respect to the balance from time to time on deposit in the Trust Account shall be credited to the Trust Account. All right, title and interest in and to the amounts on deposit from time to time in the Trust Account shall constitute part of the Trust Estate and shall be held for the benefit of the Trust and shall not constitute payment of any obligations to which such funds are to be applied pursuant to the provisions hereof until applied thereto as hereinafter provided.

          (c) Moneys deposited into the Trust Account shall not be commingled with, and shall be segregated and kept apart from, other funds held by the Trust and may be deposited under such general conditions as may be prescribed by law, and the Trustee shall not be liable for any interest thereon.

          (d) The Trustee shall make, to the extent required or authorized hereunder, withdrawals from the Trust Account: (i) to withdraw any amount deposited in the Trust Account and not required to be deposited therein; (ii) to make required payments to the parties entitled thereto pursuant to Section 6.03; and (iii) to clear and terminate the Trust Account pursuant to the instructions of the Super Majority Note Holders and in accordance with the requirements of the Act in connection with the liquidation and winding up of the Trust.

          (e) Only the Trustee, on behalf of and for the benefit of the Trust, shall be entitled to withdraw funds from the Trust Account and only the Trustee shall be an authorized signatory on the Trust Account. The Trustee shall withdraw funds from the Trust Account only pursuant to and in accordance with this Agreement.

          (f) The Trustee may invest amounts in the Trust Account in U.S. Government Obligations.

          SECTION 6.03 Distributions from the Trust Account. The Trustee shall withdraw and distribute all Available Funds held in the Trust Account pursuant to and in accordance with this Section 6.03. Prior to the redemption of all Notes pursuant to Section 6.07, all amounts in the Trust Account shall be distributed by the Trustee as follows:

          (a) The Trust will duly and punctually pay the Payments in accordance with the terms of the Notes and this Agreement. All Payments made to the Note Holders on any Payment Date or other date shall be made to the Note Holders of record as of the close of business on the last Business Day of the calendar month immediately preceding such Payment Date (the “Regular Record Date”) in accordance with each Note Holders’ Proportionate Interest.

          (b) Upon receipt of any cash Distributions, the Trustee shall make Payments to Note Holders in accordance with each Note Holder’s Proportionate Interest on any Payment Date by wire transfer to the account specified in writing by the applicable Note Holder to the Trustee. The account must be specified in writing no later than the Regular Record Date. Upon receipt of the wire instructions from the Note Holders, the Trustee shall notify the Depositary of such wire transfer instructions and the Depositary shall make Payments to the Note Holders by immediately crediting participants’ accounts with Payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of the Depositary or its nominee. The Trustee expects that Payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by the standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Neither the Trustee nor the Depositary will be responsible for any participant’s payment obligations to a Note Holder.

          (c) Upon receipt by the Trustee of any securities or other non-cash payment from the Depositor, the Trustee shall, upon receipt of any such securities or other non-cash payment from the Depositor, cooperate with the Note Holders and use commercially reasonable efforts, at the Depositor’s expense, to cause to be transferred to each Note Holder or its nominee(s) as soon as practicable thereafter (without recourse to, or representation or warranty by, the Trust), the beneficial and record ownership of such securities or other non-cash payment from the Depositor. The Trustee’s obligation under the immediately preceding sentence is conditioned upon the Note Holders, at their own expense, executing all agreements, instruments and documents and taking all other actions required to effect such transfer. If the Trustee is prohibited by any law, rule or order from transferring any such securities or other non-cash payment to the Note Holders as contemplated in this Section 6.03(c), or at any time before such securities or other non-cash payment shall have been transferred to the Note Holders, such securities or other non-cash payment will remain in the Trust for the benefit of the Note Holders and the Trustee shall, subject to Section 7.09, exercise any rights in such securities solely in accordance with the written directions of the Majority Note Holders. Upon an increase of the Participated Principal Amount as a result of the receipt of a non-cash Distribution being paid to the Depositor as interest on the Underlying Debentures, the Trust shall, within five (5) Business Days, issue additional Notes to the Note Holders in an amount equivalent to the increase in the Participated Principal Amount. Each Note Holder shall receive its Proportionate Interest of the aggregate principal amount of additional Notes being issued. The aggregate principal amount of Notes issued shall be the U.S. dollar equivalent of the value of the non-cash Distribution provided to meet Interest Obligations rounded down to the nearest whole Note.

          (d) The Depositor shall upon receipt of a non-cash Distribution provide written notice to the Trustee stating the amount of the increase in the Participated Principal Amount.

          (e) The Note Register shall be adjusted by the Note Registrar to reflect the increase in the number of Notes held by each Note Holder in accordance with its Proportionate Interest in the additional Notes issued pursuant to this Section 6.03.

          SECTION 6.04 Payment Date Statements. On each Payment Date, the Trustee shall prepare and deliver to the Note Holders a statement (the “Payment Date Statement”) setting forth for the period since the preceding Payment Date, as applicable, (i) the amount, nature and origin of all income, proceeds, payments and collections received in the Trust Account and (ii) the amounts to be paid or distributed pursuant to Section 6.03(b), (c) or (d).

          SECTION 6.05 Tax Allocations. All items of Trust income, gain, loss, deduction and credit will be allocated for income tax purposes to the Note Holders pro rata based on their respective ownership of Notes during each taxable year of the Trust.

          SECTION 6.06 Withholding. Notwithstanding any other provision of this Agreement to the contrary, each Note Holder hereby authorizes the Trustee to withhold and to pay over any taxes (including any interest or penalties related thereto) payable by the Trust as a result of such Note Holder’s participation in the Trust; provided, however, that the Trustee shall not be required to make any determination as to whether or not such taxes are payable. The Trustee will give each such Note Holder at least five (5) Business Days’ notice prior to any such withholding. If and to the extent that the Trust shall be required to withhold any such taxes (including any interest or penalties related thereto), such Note Holder shall pay the amount of such withholding to the Trust within three (3) Business Days of being notified in writing of the amount to be withheld by the Trust. The withholdings referred to in this Section 7.06 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Trustee shall have received an opinion of counsel or other evidence, satisfactory to the Trustee, to the effect that a lower rate is applicable, or that no withholding is applicable.

          SECTION 6.07 Redemptions. Upon the Underlying Debentures being redeemed by the Issuer in accordance with the provisions of the Trust Indenture, the Depositor shall deliver a redemption notice to the Trustee and the Trustee shall deliver such redemption notice to Note Holders promptly after receipt. The Depositor shall transfer the Distributions it receives to the Trust within one (1) Business Days after receipt of immediately available funds or after the funds become available for distribution after deposit of a check, draft or other instrument. The Trustee shall promptly transfer on the Payment Date the redemption amounts to the Note Holders according to their Proportionate Interest in the Trust Estate. Upon redemption of the Notes and payment in full of all amounts due in respect thereof to the Note Holders, the Notes so redeemed shall be cancelled and the prior holders thereof shall cease to be beneficial owners (within the meaning of the Delaware Business Trust Act) of the Trust.

          If less than all the Notes are to be redeemed, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee pro rata in accordance with each Note Holder’s Proportionate Interest in the aggregate principal amount of outstanding Notes not previously called for redemption, provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than the minimum authorized denomination for Notes established pursuant to Section 4.03.

          Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at a Place of Payment therefor (with, if the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Trustee duly executed by, the Note Holder thereof or such Note Holder’s attorney duly authorized in writing), and the Trustee shall execute and deliver to the Note Holder of such Notes without service charge, a new Note or Notes, of any authorized denomination as requested by such Note Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

          SECTION 6.08 Interest Rate Reset Request. On May 15, 2003, the Trustee shall deliver a notice to all Note Holders requesting them to instruct the Trustee as to whether the Note Holders would like to trigger an Interest Rate Reset. If Super Majority Note Holders request the Interest Rate Reset, the Trustee will send a notice to the Depositor within five (5) Business Days requesting that the Depositor deposit the number of Underlying Debentures representing all of the Participation. Upon such deposit of Underlying Debentures, the Underlying Debentures and the Notes will bear interest at the Reset Rate of Interest. If the Interest Rate Reset is not triggered because the Super Majority Note Holders did not approve the transaction, on each anniversary date of the Elevation Date, Holders of an aggregate principal amount of at least $25 million of the Notes may instruct the Trustee to solicit the Note Holders again in order to trigger the Interest Rate Reset. In addition, at any time after May 15, 2003, Super Majority Note Holders may make a request to the Trustee to trigger the Interest Rate Reset. Once there has occurred an Interest Rate Reset, it can no longer be reset again.

          SECTION 6.09 Registration Rights. On or after May 15, 2003 and prior to an Elevation, Holders of an aggregate principal amount of at least $25 million of the Notes may instruct the Trustee to deliver a notice to all Note Holders requesting them to instruct the Trustee as to whether the Note Holders would like to instruct the Depositor to demand registration of the Underlying Debentures in the United States and Canada (“Registration”) pursuant to the Depositor’s rights under an agreement entered into between the Depositor, certain of its affiliates, the Issuer and CanWest on November 15, 2000. If Majority Note Holders request the Registration, the Trustee will send a notice to the Depositor within five (5) Business Days of such election, and the Depositor shall demand Registration. Upon Registration, if a request for an Elevation or Interest Rate Reset has been made by Super Majority Note Holders, the Trustee will immediately effect an Elevation by accepting in further trust the Underlying Debentures transferred to it by the Depositor and consequently an Interest Rate Reset will occur. The right to Registration will be terminated upon an Elevation or an Interest Rate Reset.

          SECTION 6.10 Further Issuances. Upon written notice by the Depositor to the Trustee and an increase in the Participation deposited in the Trust not associated with a Payment, Additional Notes ranking pari passu with the Notes issued the date hereof shall be created and issued by the Trust without notice or consent of the Note Holders within five (5) Business Days of receiving such notice. The Additional Notes shall be consolidated with and form a single series with the Notes initially issued and shall have the same terms as to status, redemption or otherwise as the Notes originally issued, provided that, the Trust’s ability to issue Additional

Notes shall be subject to the Depositor owning a sufficient amount of Underlying Debentures. Any Additional Notes shall be issued with the benefit of an agreement supplemental to this Agreement.

          SECTION 6.11 Supplemental Agreement. Without the consent of any Note Holders, the Depositor, at any time and from time to time, may instruct the Trustee to enter into one or more agreements supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or therein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the Note Holders in any material respect;

(b) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee pursuant to the requirements of Section 7.11; and

(c) to issue Additional Notes as provided in Section 6.10.

          Upon the execution of any supplemental agreement under this Section 6.11, this Agreement shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Agreement for all purposes; and every Note Holder theretofor or thereafter delivered hereunder shall be bound thereby.

          Promptly after the execution by the Depositor and the Trust of any supplemental agreement pursuant to the provisions of Section 6.11 (a) and (b), the Trust shall give notice thereof to the Note Holders of each outstanding Note affected, in the manner provided for in Section 10.01, setting forth in general terms the substance of such supplemental agreement.

ARTICLE VII

CONCERNING THE TRUSTEE AND THE DEPOSITOR

          SECTION 7.01 Accounting and Reports to Note Holders, Internal Revenue Service and Others.

          (a) The Trustee shall (a) maintain (or cause to be maintained) the books of the Trust on a calendar year basis on the accrual method of accounting, (b) deliver (or cause to be delivered) to each Note Holder, as may be required by the Code and applicable Treasury Regulations or otherwise, such information as may be required to enable each Note Holder to prepare its federal income tax returns, provided the Trustee is in actual possession of such information and (c) file or cause to be filed such tax returns relating to the Trust and make such elections as may from time to time be required or appropriate under any applicable state or federal statute or rule or regulation thereunder. In no event shall the Trustee or the Depositor be liable for any liabilities, costs or expenses of the Trust or the Note Holders arising out of the application of any tax law, including federal, state, foreign or local income or excise taxes or any other tax imposed on or measured by income (or any interest, penalty or addition with respect thereto or arising from a failure to comply therewith) except as otherwise provided in Section 7.04 hereof.

          SECTION 7.02 Duties of Trustee.

          (a) The Trustee undertakes to perform such duties, and only such duties, as are specifically set forth in this Agreement, including the administration of the Trust in the interest of the Note Holders, subject to the Operative Documents and in accordance with the provisions of this Agreement. In addition to the foregoing, the Trustee is authorized, but shall not be obligated, to take all actions required of the Trust pursuant to the Operative Documents. The Trustee is further authorized from time to time to take such action as the Note Holders recommend with respect to the Operative Documents. No implied covenants or obligations shall be read into this Agreement.

          (b) In the absence of bad faith on its part, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement in determining the truth of the statements and the correctness of the opinions contained therein; provided, however, that the Trustee shall have examined such certificates or opinions so as to determine compliance of the same with the requirements of this Agreement.

          (c) The Trustee may not be relieved from liability for its own gross negligence, willful misconduct or bad faith, except that:

(i)	this Section 7.02(c) shall not limit the effect of Section 7.02(a) or (b);

(ii)	the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.09.

          (d) The Trustee shall not take or be required to take any action that (i) is inconsistent with the purposes of the Trust set forth in Section 2.04 or (ii) would, to the actual knowledge of a Responsible Officer of the Trustee, result in the Trust becoming taxable as a corporation and not as a grantor trust for federal income tax purposes. In furtherance of the foregoing, the Trust shall not at any time engage in or carry on any kind of business or any kind of commercial or investment activity, except as otherwise provided by this Agreement. In no event shall the Trustee or any other person have any power to vary the investment of the Note Holders in the Notes or to substitute new investments or reinvest so as to enable the Trust to take advantage of variations in the market to improve the investment of the Note Holders in the Notes.

          (e) The Trustee is authorized and shall be obligated to cause the Trust to take all actions required of the Trust pursuant to the Operative Documents (including, but not limited to, all actions required of the Trust pursuant to the Participation Agreement).

          (f) Except as provided in Section 7.04(g) and 7.14, the Trustee shall not take any action which, in the Trustee’s opinion (based on the facts then available to the Trustee), would or might cause the Trust or the Trustee to incur costs, expenses or liabilities that constitute Extraordinary Expenses.

          (g) The Trustee shall not be under any obligation to appear in, prosecute or defend any action that in its opinion may require it to incur any out-of-pocket expense or any liability, unless it shall be furnished with specific instruction from the Required Note Holders and such reasonable security and indemnity against such expense or liability as it may require, and any reasonable out-of-pocket costs of the Trustee as a result of such actions shall be paid as aforesaid.

          (h) The recitals contained herein and in the Notes (other than the signature and countersignature of the Trustee on the Notes) shall be taken as the statements of the Depositor, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Agreement, of any Operative Document or of the Notes (other than the signature and countersignature of the Trustee on the Notes) or of the Participation or related documents. The Trustee shall at no time have any responsibility or liability for or with respect to the sufficiency of the Trust Estate or its ability to generate the payments to be distributed to Note Holders under this Agreement, including the compliance by the Depositor or the Trust with any representation and warranty made under any Operative Document or in any related document or the accuracy of such representation and warranty.

          SECTION 7.03 Execution of Documents. The Trustee has the power to and is authorized and directed to execute and deliver the Operative Documents on behalf of the Trust and each certificate or other document attached as an exhibit to or contemplated by the Operative Documents to which the Trust is to be a party, as evidenced conclusively by the Trustee’s execution thereof.

          SECTION 7.04 Acceptance of Trusts and Duties. Except as otherwise provided in this Article Seven, First Union Trust Company, National Association acts solely as Trustee hereunder and not in its individual capacity and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement or any Operative Document shall look only to the Trust Estate for payment or satisfaction thereof. The Trustee agrees to perform its duties hereunder with respect to such trusts but only upon the terms of this Agreement. The Trustee also agrees to disburse all moneys actually received by it constituting part of the Trust Estate upon the terms of the Operative Documents and this Agreement. The Trustee shall not be liable or accountable hereunder or under any Operative Document under any circumstances, except (i) for its own gross negligent action, its own grossly negligent failure to act or its own willful misconduct or (ii) in the case of the inaccuracy of any representation or warranty contained in Section 7.07 and expressly made by the Trustee in its individual capacity. In particular, but not by way of limitation (and subject to the exceptions set forth in the preceding sentence):

          (a) the Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity and enforceability of the Participation or any action of the Depositor taken in the name of the Trustee and the Trustee shall be deemed to have discharged its duties hereunder or under the Operative Documents to the extent that the foregoing persons have agreed to perform such duties;

          (b) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the instructions of the Depositor or any Note Holder in accordance with the provisions of this Agreement;

          (c) no provision of this Agreement or any Operative Document shall require the Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder or under any Operative Document, if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

          (d) under no circumstances shall the Trustee be liable for indebtedness evidenced by or arising under any of the Operative Documents, including the Participation Agreement or the Notes;

          (e) the Trustee shall not be responsible for or in respect of and makes no representation as to the validity or sufficiency of any provision of this Agreement or for the due execution hereof by the Depositor or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Estate or for or in respect of the validity or sufficiency of the Operative Documents, the Notes (other than the certificate of authentication on the Notes) or of the Participation or any related documents, and the Trustee shall in no event assume or incur any liability, duty or obligation to any Note Holder, other than as expressly provided for herein and in the Operative Documents;

          (f) the Trustee shall not be liable for the default or misconduct of the Depositor under any of the Operative Documents or otherwise and the Trustee shall have no obligation or liability to perform the obligations of the Trust under this Agreement or the Operative Documents that are required to be performed by the Depositor hereunder or under the other Operative Documents;

          (g) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any action under this Agreement or otherwise or in relation to this Agreement or any Operative Document, at the request, order or direction of any of the Note Holders, if in the opinion of the Trustee such action might cause the Trustee to incur Extraordinary Expenses, unless such Note Holders have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by the Trustee therein or thereby. The right of the Trustee to perform any discretionary act enumerated in this Agreement or in any Operative Document shall not be construed as a duty, and the Trustee shall not be answerable for other than its gross negligence or willful misconduct in the performance of any such act;

          (h) the Trustee shall not have any duty or obligation to manage, control, prepare, file or maintain any document (including financing statements and continuation statements), report, license or regulation, use, sell, dispose of or otherwise deal with the Trust Estate, or otherwise to take or refrain from taking any action under or in connection with the Operative Documents, except as expressly required by the terms of this Agreement and no implied duties or obligations shall be read into this Agreement against the Trustee; and

          (i) the Trustee shall be under no obligation to appear in, prosecute or defend any action, or to take any other action other than the giving of notices, which in its opinion may require it to incur (i) any Extraordinary Expenses or (ii) any liability unless it shall be furnished with such security and indemnity against such expense or liability as it may reasonably require.

          SECTION 7.05 Refrain from Certain Actions. The Trustee shall not be required to take any action hereunder or under any Operative Document if the Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of the Trustee or is contrary to the terms hereof or of any Operative Document (as amended, modified or supplemented from time to time) or is otherwise contrary to law.

          SECTION 7.06 Furnishing of Documents. The Trustee shall furnish to the Note Holders, promptly upon receipt of a written request therefor, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and any other instruments furnished to the Trustee under the Operative Documents.

          SECTION 7.07 Representations and Warranties of Trustee. The Trustee hereby represents and warrants to the Depositor, for the benefit of the Note Holders, that:

          (a) It is a banking association duly organized, validly existing and in good standing under the laws of the state of its organization or formation.

          (b) It has full power, authority and legal right to execute, deliver and perform its duties and obligations under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement.

          (c) The execution and delivery of this Agreement by it and its performance and compliance with the terms of this Agreement (i) shall not violate any provision of the corporate charter or by-laws of the Trustee, or (ii) shall not violate any provision of, or constitute, with or without notice or lapse of time, a default under, or result in the creation or imposition of any Encumbrance on any properties included in the Trust pursuant to the provisions of any mortgage, indenture, contract, agreement or other undertaking to which it is a party, which violation, default or Encumbrance could reasonably be expected to have a materially adverse effect on the Trustee’s performance or ability to perform its duties as Trustee under this Agreement or on the transactions contemplated in this Agreement.

          (d) It is not in violation, and the execution and delivery of this Agreement by it, and its performance and compliance with the terms hereof will not constitute a violation, of any order or decree of any court or any order or regulation of the State of Delaware or the United States governing its banking and trust powers, which violation would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or operations of the Trustee or its properties or on the performance of its duties hereunder.

          (e) There are no actions or proceedings against, or investigations of, the Trustee pending, or, to the knowledge of the Trustee, threatened, before any court, administrative agency or other tribunal (A) that could reasonably be expected to prohibit its entering into this Agreement, (B) seeking to prevent the issuance of the Notes contemplated by this Agreement or (C) that could reasonably affect the performance by the Trustee of its obligations under, or the validity or enforceability against the Trustee of, this Agreement.

          (f) The execution, delivery and performance by the Trustee of this Agreement shall not require the authorization, consent or approval of, the giving of notice to, the filing or registration with, or the taking of any other action in respect of, any governmental authority or agency regulating the banking and corporate trust activities of banks or trust companies in the jurisdiction in which the Trust was formed, other than the filing of the Certificate of Trust with the Secretary of State of the State of Delaware.

          (g) This Agreement has been duly executed and delivered by the Trustee and assuming due authorization, execution and delivery hereof by the Depositor, constitutes the legal, valid and binding agreement of the Trustee, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (h) Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the consent or approval or taking of any other action in respect of, any state or other governmental authority or agency of any other jurisdiction other than the State of Delaware; (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivisions thereof in existence on the date hereof other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Trustee contemplated hereby.

          SECTION 7.08 Reliance; Advice of Counsel.

          (a) The Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties and need not investigate any fact or matter in any such document. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

          (b) In the exercise or administration of the trusts hereunder and in the performance of its duties and obligations under this Agreement or the Operative Documents, the Trustee:

(i)	may act directly or through its agents, attorneys, custodians or nominees (including the granting of a power of attorney to Responsible Officers of the Trustee to execute and deliver any Operative Documents, certificate or other documents related thereto on behalf of the Trustee) pursuant to agreements entered into with any of them, and although the Trustee shall be responsible for all obligations of the Trustee hereunder, the Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Trustee in good faith; and

(ii)	may consult with counsel, accountants and other skilled professionals to be selected in good faith and employed by it. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountants or other such persons.

          SECTION 7.09 Action upon Instruction. Whenever the Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement or under any other Operative Document or the Trustee is unsure as to the application of any provision of this Agreement or any other Operative Document or any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision or is silent or is incomplete as to the course of action that the Trustee is required to take with respect to a particular set of facts, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Note Holders requesting instruction as to the course of action to be adopted, and to the extent the Trustee acts in good faith in accordance with any instructions consented to by the Majority Note Holders, the Trustee shall not be liable on account of such action to any Person. If the Trustee shall not have received appropriate instruction within ten days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action not inconsistent with this Agreement or the other Operative Documents, as it shall deem to be in the best interests of the Note Holders, and shall have no liability to the Note Holders for such action or inaction. Any Note Holder will not direct the Trustee to take any action contrary to the Operative Documents, as amended, modified or supplemented from time to time.

          SECTION 7.10 Trustee May Not Own Notes. The Trustee in its individual or any other capacity shall not become the owner or pledgee of Notes; provided, however, the Trustee may own and deal in obligations of the same issue and maturity as the Participation; provided, further, the Trustee may deal with the Depositor in transactions in the same manner as it would have if it were not the Trustee.

          SECTION 7.11 Resignation and Removal of the Trustee; Appointment of a Successor Trustee.

          (a) The Trustee may at any time resign as Trustee hereunder by written notice of its election so to do, delivered to the Note Holders, and such resignation shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment as hereinafter provided. The Note Holders may at any time remove the Trustee as Trustee hereunder by written notice delivered to the Trustee, and such removal shall take effect upon the appointment of the successor trustee and its acceptance of such appointment as provided in the succeeding paragraph. Upon the designation of a successor Trustee, following either resignation or removal of the Trustee, the Trustee shall deliver to the successor Trustee all records relating to the Notes in the form and manner then maintained by the Trustee, which shall include a hard copy thereof upon written request of the successor Trustee. The Depositor and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Trustee all such predecessor’s rights, powers, duties and obligations under the Operative Documents. Upon the appointment and acceptance of a successor Trustee, such successor shall file a Certificate of Amendment with the Secretary of State identifying the name and address of such successor Trustee in the State of Delaware.

          (b) If at any time the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, the Depositor shall petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee. In the event the Trustee resigns or is removed, the Trustee shall reimburse the Depositor for any fees or charges previously paid to the Trustee in respect of duties not yet performed under this Agreement which remain to be performed by a successor Trustee.

          (c) In case at any time the Trustee acting hereunder notifies the Note Holders that it elects to resign or the Note Holders notify the Trustee of the election to remove the Trustee as trustee, the Depositor shall (with the consent of the Majority Note Holders, which shall not be unreasonably withheld), within thirty (30) days after the delivery of the notice of resignation or removal, appoint a successor Trustee, which shall satisfy the requirements for a trustee under Section 7.13. If no successor Trustee has been appointed within sixty (60) days after the Trustee has given written notice of its election to resign or the Note Holders have given written notice to the Trustee of the election to remove the Trustee, as the case may be, the Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee. Every successor Trustee shall execute and deliver to its predecessor and to the Depositor an instrument in writing accepting its appointment hereunder, and thereupon such successor Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Trustee under this Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Depositor, shall execute and deliver an instrument transferring to such successor all rights, obligations and powers of such predecessor hereunder, and shall duly assign, transfer and deliver all right, title and interest in the Trust Estate and parts thereof to such successor. Any successor Trustee shall promptly give notice of its appointment to the Note Holders in the manner provided in Section 10.01 hereof.

          SECTION 7.12 Merger or Consolidation of Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be eligible pursuant to Section 7.13, and without the execution or filing of any instrument or any further act on the part of any of the parties hereto; provided, however, that the Trustee shall mail notice of such merger or consolidation to the Note Holders. The parties hereby acknowledge that any successor entity in the First Union Corp. and Wachovia Corp. merger to which the corporate trust business of First Union Trust Company, National Association is transferred shall become the Trustee hereunder without the necessity of providing notice to each of the Note Holders; provided that such entity must be eligible pursuant to Section 7.13 hereof.

          SECTION 7.13 Eligibility Requirements for Trustee. The Trustee shall at all times: (a) be a corporation satisfying the provisions of Section 3807(a) of the Delaware Business Trust Act; (b) be authorized to exercise corporate trust powers; (c) have a combined capital and surplus of at least $50,000,000 and be subject to supervision or examination by federal or state authorities; and (d) have (or have a parent which has) an actual or implied long-term unsecured debt rating of at least “A3” by Moody’s or “A-” by S&P. If such corporation shall publish reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purpose of this Section 7.13, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Trustee shall at all times satisfy the requirements for a trustee under Section 26(a)(1) of the Investment Company Act and shall not be affiliated (within the meaning of Rule 405 under the Securities Act) with the Depositor or the Trust, or any person involved in the organization or operation of the Depositor or the Trust. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.13, the Trustee shall resign immediately in the manner and with the effect specified in Section 7.11.

          SECTION 7.14 Trustee’s Fees and Expenses; Indemnification. The Trustee shall receive as compensation for its services hereunder such fees as have been separately agreed upon before the date hereof between the Depositor and the Trustee. The Depositor shall be liable for, and shall indemnify the Trustee (including, without limitation, in its capacities as Note Registrar and Exchange Rate Agent) and its successors, assigns, agents and servants (collectively, the “Indemnified Trustee Parties”) from and against, any and all liabilities, obligations, losses, damages, taxes, claims, actions and suits, and any and all reasonable costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (collectively, “Expenses”) which may at any time be imposed on, incurred by, or asserted against the Trustee or any Indemnified Trustee Party in any way relating to or arising out of this Agreement, the other Operative Documents, the Trust Estate or the administration of the Trust Estate, except only that the Depositor shall not be liable for or required to indemnify any Indemnified Trustee Party from and against Expenses arising or resulting from such Indemnified Trustee Party’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its duties under the Operative Documents; provided, however, that if at any time the Trustee has not been compensated for its services, the Trustee shall still continue to perform all its duties under this Agreement. The indemnities contained in this Section shall survive the resignation or termination of the Trustee or the termination of this Agreement. In the event of any claim, action or proceeding for which indemnity will be sought pursuant to this Section, the Trustee’s choice of legal counsel shall be subject to the approval of the Depositor, which approval shall not be unreasonably withheld.

          SECTION 7.15 Obligations of the Depositor.

          (a) Neither the Depositor nor any of its directors, officers or employees will assume any obligation or shall be subject to any liability under this Agreement to Note Holders, other than by reason of willful misconduct, bad faith or gross negligence, in the performance of such duties as are specifically set forth in this Agreement or the Participation Agreement.

          (b) The Depositor shall not be liable to any Note Holder for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any Note Holder or any other person believed by it in good faith to be competent to give such advice or information. The Depositor may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          (c) Under no circumstances shall the Depositor be liable for indebtedness evidenced by or arising under any of the Operative Documents.

          SECTION 7.16 Prevention or Delay in Performance by the Trustee. The Trustee shall not incur any liability to any Note Holder, if by reason of any provision of any present or future law, or regulation thereunder, or any governmental authority, or by any reason of any act of God or war or other circumstance beyond its control, the Trustee shall be prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall be done or performed; and the Trustee shall not incur any liability to any Note Holder by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE TRUST

          SECTION 8.01 Dissolution of the Trust.

          (a) The Trust shall be dissolved, wound up and terminated and be of no further force or effect upon (i) the filing by the Trustee, pursuant to instruction of the Super Majority Note Holders, of a Certificate of Cancellation or its equivalent with respect to the Trust; (ii) the failure of the Trust to revive its Certificate of Trust within 10 days following the revocation of the Trust’s Certificate of Trust; (iii) the entry of a decree of judicial dissolution of the Trust; (iv) the date when all of the Trust’s assets shall have been disposed of and distributed as provided herein, or (v) the expiration of the term set forth in Section 2.08.

          (b) Upon liquidation of the Trust, the Trust’s assets shall be applied in the following order of priority: (i) first, (A) to pay the costs and expenses of winding up, liquidation and termination of the Trust, including amounts owed to the Trustee, (B) to creditors of the Trust (other than, to the extent the holding of its Note makes it a creditor of the Trust, any Note Holder) or (C) to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Trust as reasonably determined by the Trustee in accordance with laws, in each case, in the order of priority provided by law; and (ii) second, to the Note Holders, in accordance with their respective Proportionate Interests, until they have received payments in an aggregate amount equal to the aggregate principal amount of all Notes plus all accrued and unpaid Payments, and any other amounts due and payable to the Note Holders under this Agreement. The Trustee shall distribute any amounts remaining in the Trust after making the foregoing payments to the Depositor.

          (c) Upon the winding up of the Trust and its termination, the Trustee shall cause the Certificate of Trust to be cancelled by filing a Certificate of Cancellation with the Secretary of State in accordance with the provisions of Section 3810 of the Delaware Business Trust Act. Upon such termination, all Notes shall be cancelled.

ARTICLE IX

CURRENCY EXCHANGE

          SECTION 9.01 Appointment of Exchange Rate Agent. The Depositor hereby initially appoints itself as exchange rate agent (in such capacity, the “Exchange Rate Agent”) under this Agreement. The Depositor may subsequently appoint the Trustee to act as exchange rate agent under this Agreement by providing notice of such appointment at least ten (10) Business Days prior to a Payment Date. If the Trustee is appointed the Exchange Rate Agent, it shall be reimbursed by the Depositor for any amounts set forth in Section 9.03 hereof; however, in the event of any currency differentials between the Fixed Exchange Rate and the then existing market exchange rates, the Trustee as Exchange Rate Agent shall notify the Depositor in writing of the shortfall, if any, and the Depositor shall be obligated to advance to the Trust the amount of such shortfall in sufficient time to permit the Trustee to make any payment on the related Payment Date, it being agreed that if the Depositor shall fail in whole or in part to pay such shortfall, the Trustee shall have no obligation or duty to expend its own funds therefore. The parties hereto and the Note Holders hereby agree that, subject to the preceding sentence, the Trustee as Exchange Rate Agent shall use its best reasonable efforts to complete all currency exchanges in sufficient time to make any payments on the related Payment Dates, and that the Trustee as Exchange Rate Agent shall have no liability to any party in connection with delays in such currency exchanges unless resulting from its own gross negligence or willful misconduct.

          SECTION 9.02 Payments in US Dollars. All payments made by the Depositor to the Trust under the Participation Agreement in respect of Distributions received by the Depositor shall be made in Canadian dollars. Such amounts will then be converted into US dollars using the Fixed Exchange Rate. All Payments to Note Holders will be made in US dollars.

          SECTION 9.03 Fees and Expenses. If the Trustee is appointed Exchange Rate Agent, it shall be entitled to such compensation for its services under this Agreement as may be agreed upon with the Depositor, and the Depositor shall pay such compensation and shall reimburse the Exchange Rate Agent for all reasonable expenses, disbursements, advances and any shortfalls incurred or made by the Exchange Rate Agent in connection with the services rendered by it under this Agreement, including reasonable legal fees and expenses, upon receiving an accounting therefor from the Exchange Rate Agent.

ARTICLE X

NOTICES

          SECTION 10.01 Notices. Except as otherwise expressly provided herein in any particular case, all notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied or delivered to the address for each party hereto set forth below such party’s name on Schedule I to the Purchase Agreement or, as to each party, at such other address as shall be designed by such party in a written notice to the other parties. Any such notices and communications shall be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally, or otherwise as of the date on which the same was received or when the appropriate answer back or other evidence of receipt is given, if telecopied or otherwise transmitted, respectively (if a Business Day or, if not, on the next succeeding Business Day).

ARTICLE XI

MISCELLANEOUS PROVISIONS

          SECTION 11.01 Entire Agreement. This Agreement (including, without limitation, the exhibits hereto), the Purchase Agreement and the other Operative Documents, constitute the entire agreement among the parties hereto relating to the transactions contemplated hereby.

          SECTION 11.02 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE; PROVIDED THAT THERE SHALL NOT BE APPLICABLE TO THE TRUST, THE PARTIES HEREUNDER OR THIS AGREEMENT, ANY PROVISION OF THE LAWS (COMMON OR STATUTORY) OF THE STATE OF DELAWARE PERTAINING TO TRUSTS (OTHER THAN THE ACT) THAT RELATE TO

OR REGULATE, IN A MANNER INCONSISTENT WITH THE TERMS HEREOF, (A) THE FILING WITH ANY COURT OR GOVERNMENTAL BODY OR AGENCY OF TRUSTEE ACCOUNTS OR SCHEDULES OF TRUSTEE FEES AND CHARGES, (B) AFFIRMATIVE REQUIREMENTS TO POST BONDS FOR TRUSTEES, OFFICERS, AGENTS OR EMPLOYEES OF A TRUST, (C) THE NECESSITY FOR OBTAINING COURT OR OTHER GOVERNMENTAL APPROVAL CONCERNING THE ACQUISITION, HOLDING OR DISPOSITION OF REAL OR PERSONAL PROPERTY, (D) FEES OR OTHER SUMS PAYABLE TO TRUSTEES, OFFICERS, AGENTS OR EMPLOYEES OF A TRUST, (E) THE ALLOCATION OF RECEIPTS AND EXPENDITURES TO INCOME OR PRINCIPAL, (F) RESTRICTIONS OR LIMITATIONS ON THE PERMISSIBLE NATURE, AMOUNT OR CONCENTRATION OF TRUST INVESTMENTS OR REQUIREMENTS RELATING TO THE TITLING, STORAGE OR OTHER MANNER OF HOLDING OR INVESTING TRUST ASSETS OR (G) THE ESTABLISHMENT OF FIDUCIARY OR OTHER STANDARDS OF RESPONSIBILITY OR LIMITATIONS ON THE ACTS OR POWERS OF THE TRUSTEE THAT ARE INCONSISTENT WITH THE LIMITATIONS ON AUTHORITIES AND POWERS OF THE TRUSTEE HEREUNDER AS SET FORTH OR REFERENCED IN THIS AGREEMENT. SECTION 3540 OF TITLE 12 OF THE DELAWARE CODE SHALL NOT APPLY TO THE TRUST.

          SECTION 11.03 Consent to Jurisdiction and Service of Process. The parties hereto hereby (a) consent to the non-exclusive jurisdiction of (i) the courts of the State of Delaware and (ii) the United States District Court for the District of Delaware sitting in Wilmington, Delaware and (b) consent to the service of process delivered by certified mail to its corporate secretary, managing member or other correlative official. This Section 11.03 shall not be construed as limiting a party’s ability to bring an action in any other jurisdiction or to serve process by any other legal means. Notwithstanding the foregoing to the contrary, to the fullest extent of the law, the parties agree that any action brought in any court of the State of Delaware shall be brought in a court sitting in New Castle County, Delaware.

          SECTION 11.04 Severability of Provisions. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof. To the extent permitted by law, the parties hereto hereby agree that any provision hereof that renders any other term or provision hereof invalid or unenforceable in any respect shall be modified, but only to the extent necessary to avoid rendering such other term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of all the parties’ bargain hereunder.

          SECTION 11.05 Amendment or Waiver; Effect on Agreement. Any provision of this Agreement may be amended or waived by an amendment or waiver that is in writing and signed by the Trustee, the Required Note Holders. Promptly after the execution by all required parties of any such amendment to, or waiver of, this Agreement, the Trustee shall furnish a copy of any such amendment or waiver to each Note Holder.

          SECTION 11.06 Binding Upon Assigns. Except as otherwise provided herein, the provisions of this Agreement (including any amendments, modification and waivers hereof properly adopted) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          SECTION 11.07 Survival. All agreements, representations, warranties and indemnities contained in this Agreement and in any agreement, document or certificate delivered pursuant hereto, or in connection herewith, shall survive and continue in effect following the execution and delivery of this Agreement and the Closing Date. Upon the repayment in full of the Notes, this Agreement shall terminate except as to those provisions, including without limitation Section 7.14 hereof, expressly intended to survive such termination.

          SECTION 11.08 Tax Characterization.

          (a) Each of the parties hereto recognizes and intends that, solely for United States federal, state and local income tax purposes,

(i)	the Trust will not be treated as a trust or as an association taxable as a corporation but will be treated as a grantor trust (or alternatively, as a partnership); and

(ii)	the Notes will be treated as undivided beneficial ownership interests in the assets of the Trust (or alternatively, as partnership interests) rather than as debt obligations of the Trust or the Depositor.

          (b) To the extent that any of the parties hereto is required to report any item of income, gain, loss, deduction or credit relating to the Trust for United States federal, state or local income tax purposes, such party shall report such item in a manner consistent with the characterization intended by this Section 11.08 and shall not take any contrary position on any tax return or report relating to the United States federal, state, local or foreign income taxes or take any other action which is inconsistent with such characterization.

          (c) Notwithstanding anything to the contrary herein, no party shall be obligated to take a position as required by this Section 11.08 subsequent to (A) a final determination by a court of competent jurisdiction to the contrary that is binding on the Trust or on any Note Holder or (B) the provision by any Note Holder to the Trustee and each other Note Holder of a written opinion of independent, nationally-recognized tax counsel selected by such party (such counsel and form of opinion to be reasonably satisfactory to all of the Note Holders) that no reasonable basis exists to take such position.

          (d) The Trustee shall make on behalf of the Note Holders the identification allowed pursuant to section 1.988-5(a)(8) of the Treasury Regulations to treat the Notes as a “qualifying hedging transaction.” Such information shall be furnished by the Depositor to the Trustee in sufficient time to allow the Trustee to make such entries.

          SECTION 11.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 11.10 Waiver of Jury Trial. EACH NOTE HOLDER, THE TRUSTEE AND THE DEPOSITOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR OTHER DOCUMENT OR INSTRUMENT FURNISHED PURSUANT HERETO OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY.

           IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date above first written.

FIRST UNION TRUST COMPANY, NATIONAL ASSOCIATION not in its individual capacity, but solely as Trustee and Note Registrar

By:
Name: Title:

THIS IS A SIGNATURE PAGE TO THE TRUST AGREEMENT
AND IS EXECUTED BY THE PARTY NAMED ABOVE.

          IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date above first written.

HOLLINGER INTERNATIONAL INC., as Depositor

By:
Name: Title:

THIS IS A SIGNATURE PAGE TO THE TRUST AGREEMENT
AND IS EXECUTED BY THE PARTY NAMED ABOVE.

EXHIBIT A

CERTIFICATE OF TRUST
OF
HOLLINGER PARTICIPATION TRUST

          The undersigned, being the sole Trustee of Hollinger Participation Trust, desiring to form a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. §§3810, et seq., hereby certify as follows:

          (a) The name of the business trust being formed hereby (the “Trust”) is Hollinger Participation Trust.

          (b) The name and business address of the trustee of the Trust which has its principal place of business in the State of Delaware are as follows:

First Union Trust Company, National Association One Rodney Square, 1st Floor 920 King Street Wilmington, DE 19801 Attention: Corporate Trust Administration

          (c) This Certificate of Trust shall be effective as of the date of filing and may be executed in counterparts.

     DATED: August      , 2001

First Union Trust Company, National Association, not in its individual capacity, but solely as Trustee

By:

Name:

Title:

EXHIBIT B

[Form of Note]

HOLLINGER PARTICIPATION TRUST

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE OR OTHER SECURITIES LAWS, AND THE TRUST HAS NOT BEEN REGISTERED UNDER THE UNITED STATES INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”).

THE NOTES MAY NOT BE OFFERED, REOFFERED, SOLD, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (WHETHER ON THE DATE HEREOF OR AT ANY OTHER TIME AND FROM TIME TO TIME HEREAFTER), EXCEPT (A) IN ACCORDANCE WITH AND SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFERING CIRCULAR, THE TRUST AGREEMENT AND ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION AND (B) ONLY (1) TO A PERSON WHO HAS REPRESENTED AND WARRANTED THAT IT IS, AND WHOM THE SELLER REASONABLY BELIEVES TO BE, A QUALIFIED INSTITUTIONAL BUYER (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (2) TO THE DEPOSITOR. EACH OFFEREE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS SET FORTH IN THE “NOTICE TO INVESTORS” CONTAINED IN THE OFFERING CIRCULAR AND SECTION 5.05 OF THE TRUST AGREEMENT (INCLUDING THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS THAT SUCH OFFEREE WILL TRANSFER SUCH NOTES, IF EVER, ONLY IN ACCORDANCE WITH THE PRECEDING SENTENCE AND THE REMAINDER OF THIS LEGEND AND ONLY TO A TRANSFEREE WHO WILL UNDERTAKE TO SUBJECT ITS TRANSFER OF NOTES IN THE MANNER DESCRIBED HEREIN AND THAT (i) SUCH OFFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) (AN “ERISA PLAN”) OR OTHER PLAN, AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE THE ASSETS OF ANY SUCH ERISA PLAN OR OTHER PLAN, OR A GOVERNMENTAL PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SUBSTANTIALLY SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR (ii) THE PURCHASE BY SUCH OFFEREE OF THE NOTE EVIDENCED HEREBY WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR IN THE CASE OF A GOVERNMENTAL PLAN, ANY SUBSTANTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW) FOR WHICH AN EXEMPTION IS NOT AVAILABLE).

ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE AND WILL BE VOID AB INITIO, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE TRUST, THE TRUSTEE OR ANY INTERMEDIARY.

EACH OFFEREE AGREES TO INDEMNIFY AND HOLD HARMLESS EACH OF THE DEPOSITOR, THE TRUSTEE AND THE INITIAL PURCHASERS, THEIR RESPECTIVE SHAREHOLDERS AND PARTNERS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ADVISORS (EACH AN “INDEMNIFIED PARTY”) FROM AND AGAINST ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF COUNSEL) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) OR AS A RESULT OF (A) THE BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SUCH OFFEREE PURSUANT TO THE NOTICE TO INVESTORS, THE OFFERING CIRCULAR, ANY NOTE OR ANY TRANSFER CERTIFICATE (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS RELATING TO ANY IMMEDIATE TRANSFEREE OF (OR TO THE CONDITIONS FOR THE TRANSFER TO ANY IMMEDIATE TRANSFEREE OF) THE NOTES HELD BY OR FOR SUCH OFFEREE); OR (B) THE FAILURE BY SUCH OFFEREE TO PERFORM OR OBSERVE ANY OF THE COVENANTS AND AGREEMENTS PURPORTED TO BE PERFORMED OR OBSERVED BY IT PURSUANT TO THE NOTICE TO INVESTORS, ALL AS AT THE TIMES, IN THE MANNER AND TO THE EXTENT SET FORTH IN THE NOTICE TO INVESTORS.

ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK TO THE TRUST OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR OF SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.).

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH

THE RESTRICTIONS SET FORTH IN THE TRUST AGREEMENT REFERRED TO HEREIN.

PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE.

Note No.: ______________________________
Principal Amount: $_________________________

          THIS CERTIFIES THAT __________________________________________________ is the registered holder of __________________________________________________ United States Dollars ($_______________) of nonassessable, fully-paid, undivided beneficial interests in Hollinger Participation Trust (the “Trust”), a Delaware statutory business trust formed pursuant to a Trust Agreement dated as of August      , 2001, (the “Trust Agreement”) between Hollinger International Inc., as Depositor and First Union Trust Company, National Association, as Trustee (the “Trustee”).

          The terms of this Note include those stated in the Trust Agreement. The Notes are subject to all such terms, and Note Holders are referred to the Trust Agreement for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Trust Agreement, the provisions of the Trust Agreement shall govern and be controlling. Capitalized terms used herein shall have the meanings assigned to them in the Trust Agreement unless otherwise indicated.

          1. Distributions and Other Amounts. The Trust promises to pay on each Payment Date from the amounts on deposit in the Trust Account, to the extent funds are available therefor, accrued and unpaid Payments in accordance with the Trust Agreement and the Participation Agreement. In addition, the Trustee also promises to pay from the remaining amounts on deposit in the Trust Account, to the extent funds are available therefor, all other amounts due and payable to the Note Holders pursuant to the Trust Agreement and the Participation Agreement.

          (a) Method of Payment. All payments made to the Note Holders on any Payment Date will be made to the Note Holders of record as of the close of business on the last Business Day of the calendar month immediately preceding such Payment Date (the “Regular Record Date”). The Trust will make all Payments to the Note Holders on any Payment Date by wire transfer to the account specified in writing by the applicable Note Holder to the Trustee. In each case, the account shall have been specified in writing to the Trustee no later than the Regular Record Date for the applicable Payment Date. Upon receipt of the wire instructions from the Note Holders, the Trustee shall notify the Depositary of such wire transfer instructions and the Depositary shall make Payments to the Note Holders by immediately crediting participants’ accounts with Payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of the Depositary or its nominee. The

Trustee expects that Payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by the standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Neither the Trustee nor the Depositary will be responsible for any participant’s payment obligations to a Note Holder. In the case of non-cash Distributions, the Trustee shall transfer such non-cash Distribution to each Note Holder immediately after the Elevation Date.

          2. Transfer, Exchange. The Notes will initially be in the form of one or more fully registered permanent Global Notes. The transfer of Notes may be registered and Notes may be exchanged as provided in the Trust Agreement and the Participation Agreement. Each Note surrendered for registration of transfer or exchange will be cancelled and subsequently disposed of by the Trustee in accordance with its customary practice. The Trust Agreement and the Participation Agreement contain transfer restrictions in addition to those contained in the legends set forth on the face of this Note. The minimum denomination of each Note is $1,000.

          Except as described in the Trust Agreement, the Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or the nominee of the Depository in the form of one or more Global Notes, for credit to the respective accounts of the beneficial owners of the Notes represented thereby. The Global Notes shall bear the legend set forth on the face of this Note.

          3. Persons Deemed Holders. Prior to the due presentation of a Note for registration of transfer, the Trustee, the Note Registrar, and any agent of the Trustee or the Note Registrar may treat the Person in whose name any Note is registered as the holder of such Note for all purposes.

          4. Amendment, Supplement and Waiver. Subject to certain exceptions, any provision of the Trust Agreement may be amended or waived, provided that the Trustee shall consent to any amendment or waiver only upon instruction by the Majority Note Holders; provided, further, that, if such amendment or waiver constitutes a Reserved Action, the Trustee shall not consent to such amendment or waiver without the consent of all Note Holders.

          5. Limitation on Liability. The Trustee will not incur any liability to any Person except as set forth in the Trust Agreement.

          6. Governing Law. This Note will be governed by and construed in accordance with the laws of the State of Delaware.

          The Trust will furnish to any Note Holder upon written request and without charge a copy of the Trust Agreement. Requests may be made to:

Hollinger Participation Trust c/o First Union Trust Company, National Association One Rodney Square, 1st Floor 920 King Street Wilmington, DE 19801 Attention: Corporate Trust Administration

          IN WITNESS WHEREOF, the Trustee has caused this Note to be duly executed.

Dated: _______________

HOLLINGER PARTICIPATION TRUST

By:	First Union Trust Company, National Association, not in its individual capacity, but solely in its capacity as Trustee

By:
Name: Title:

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(print or type assignee’s name, address and zip code)

and irrevocably appoint the Note Registrar under the Trust Agreement to transfer this Note on the books of Hollinger Participation Trust.

Date: _______________

Your Signature: ______________________________ (Sign exactly as your name appears on the face of this Note)

Signature Guarantee

EXHIBIT C

DRAFT: August 21, 2001

[TORYS LETTERHEAD]

August 24, 2001 Credit Suisse First Boston Corporation RBC Dominion Securities Corporation

c/o	Credit Suisse First Boston Corporation Eleven Madison Avenue New York, New York 10010-3629 U. S. A.

First Union Trust Company, National Association

Dear Sirs/Mesdames:

1.   SCOPE OF OPINION

Introduction

1.1.	We have acted as Ontario and New York counsel to Hollinger International Inc. (“Hollinger") in connection with the transaction contemplated by the purchase agreement (the “Purchase Agreement") dated August 17, 2001 between Hollinger and Hollinger Participation Trust (the “Trust") and Credit Suisse First Boston Corporation and RBC Dominion Securities Corporation (collectively, the “Purchasers") in respect of:

1.1.1. the sale by Hollinger to the Trust of a participation interest in 12.125% Fixed Rate Subordinated Debentures due November 15, 2010 of 3815668 Canada Inc. pursuant to a participation agreement (the “Participation Agreement") dated August 17, 2001; and

1.1.2. the issue and sale by the Trust today of US$350,000,000 principal amount of its 12-1/8% Senior Notes due 2010 (the “Offered Notes") at a purchase price of 85% of the principal amount,

(collectively, the “Notes Transaction").

1.2.	We also acted for Hollinger in connection with the transactions contemplated by the CanWest Transaction Agreements (as defined below).

1.3.	This opinion is given to you pursuant to section 6(b) of the Purchase Agreement. Capitalized terms used but not defined in this opinion have the respective meanings given to those terms in the Purchase Agreement, or, if not defined in that agreement, the Participation Agreement.

Examination of Documents

1.4.	We have participated in the preparation of and, where applicable, have examined an executed copy of each of the following:

1.4.1. the Purchase Agreement;

1.4.2. the Participation Agreement;

1.4.3. the Transaction Agreement dated July 30, 2000 between Hollinger, XSTM Holdings (2000) Inc. (formerly called Southam Inc., “XSTM”), Hollinger Canadian Newspapers, Limited Partnership, HCN Publications Company and CanWest Global Communications Corp. (“CanWest"), as amended by an agreement dated November 15, 2000 among those parties (as amended, the “Transaction Agreement");

1.4.4. the Securities Purchase Agreement dated November 15, 2000 between Hollinger and XSTM;

1.4.5. the Indenture dated as of November 15, 2000 between 3815668 Canada Inc., as Issuer, and The Bank of Nova Scotia Trust Company of New York, as Trustee, under which the Underlying Debentures were issued (the “Debenture Trust Indenture");

1.4.6. the Fixed Rate Subordinated Debentures due November 15, 2010 Nos. 1, PIK 1 and PIK 3 in the principal amounts of $526,985,935, $18,381,342 and $27,718,479, respectively;

1.4.7. the Fixed Rate Subordinated Debentures Guarantee dated as of November 15, 2000 made by CanWest to and in favour of The Bank of Nova Scotia Trust Company of New York, as trustee for the benefit of and on behalf of the Initial Purchasers (as defined in the Debenture Trust Indenture) (the “Guarantee");

1.4.8. the amended and restated trust agreement of the Trust dated August 24, 2001 (the “Trust Agreement"); and

1.4.9. the (final) Confidential Offering Circular dated August 24, 2001 in respect of up to US$350,000,000 of Offered Notes (the “Offering Circular").

The agreements noted above in sections 1.4.1 through 1.4.8 inclusive are collectively referred to as the “Agreements". The agreements noted in sections 1.4.3 through 1.4.7 inclusive are collectively referred to as the “CanWest Transaction Agreements". The agreements noted in sections 1.4.1, 1.4.2 and 1.4.8 are collectively referred to as the “Notes Transaction Agreements".

1.5.	We have also made those investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of those certificates of public officials and of those other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.5.1. the certificate of incorporation and by-laws of Hollinger;

1.5.2. resolutions of the board of directors of Hollinger authorizing the transactions contemplated by the CanWest Transaction Agreements and resolutions of the executive committee of the board of directors of Hollinger authorizing the transactions contemplated by the Notes Transaction Agreements;

1.5.3. a certificate of good standing issued by the Delaware Secretary of State in respect of Hollinger;

1.5.4. a certificate of a senior officer of Hollinger with respect to certain factual matters, a copy of which has been delivered to the Purchasers;

1.5.5. the articles of CanWest filed with Industry Canada;

1.5.6. the management proxy circular of CanWest dated December 19, 2000;

1.5.7. the Annual Report of CanWest for 2000; and

1.5.8. all material change reports and interim financial reports filed by, or in respect of, CanWest with the Ontario Securities Commission since September 1, 2000 and made available on the SEDAR web site as of the date of this opinion and all insider reports filed in respect of CanWest with the Ontario Securities Commission since September 1, 2000 and publicly available as of the date of this opinion.

Assumptions

1.6.	We have made the following assumptions:

1.6.1. with respect to all documents examined by us, the genuineness of all signatures, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photocopied copies;

1.6.2. the certificate of good standing referred to in section 1.5.3 continues to be accurate as of the date of this opinion as if issued on that date;

1.6.3. each of the parties to each of the Agreements (other than Hollinger) is existing under the laws of its jurisdiction of incorporation or formation, has the corporate or other power and capacity to enter into, and to perform its obligations under, each Agreement to which it is a party and has duly authorized, executed and delivered each Agreement to which it is a party; and

1.6.4. the Offered Notes have been and will be offered and sold in accordance with the procedures, undertakings, agreements and representations set out in the Purchase Agreement, the Offering Circular and the U.S. Purchaser’s Letters and Canadian Purchaser’s Letters contemplated therein (collectively, the “Purchaser’s Letters").

Laws Addressed

1.7.	This opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, as applicable. For the purposes of this opinion letter, “Ontario Securities Laws” means the securities laws, regulations, rules and policies applicable in the Province of Ontario.

2.   OPINIONS

          Based upon and subject to the foregoing, and to the qualifications expressed below, we are of the opinion that:

Corporate Opinions

2.1.	Hollinger is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.2.	Hollinger has the corporate power and capacity to carry on its business as presently conducted, to own its properties and assets, and to execute, deliver and perform its obligations under the Agreements to which it is a party.

2.3.	Hollinger has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Agreements to which it is a party and has duly executed and delivered those Agreements.

Non-Contravention and No Breach Opinions

2.4.	The execution, delivery and performance by Hollinger of the Agreements to which it is a party and the issuance and sale of the Offered Notes and compliance with the terms and provisions thereof did not or do not, as the case may be, contravene, result in a breach or violation of any of the terms or provisions of, or constitute a default under:

2.4.1. the certificate of incorporation or by-laws of Hollinger;

2.4.2. any statute, law, writ, order, rule or regulation of any Governmental Authority to which Hollinger or its subsidiaries is subject and which may affect the legality, validity or enforceability of the Agreements;

2.4.3. to our knowledge, any judgment, injunction, decree or determination applicable to Hollinger or its subsidiaries; or

2.4.4. to our knowledge, any contract, agreement, mortgage, loan agreement, note, lease or other instrument by which Hollinger or its subsidiaries is bound or to which any of its assets are subject and which may affect the legality, validity or enforceability of the Agreements.

2.5.	The execution, delivery and performance by Hollinger of the Notes Transaction Agreements:

2.5.1. do not contravene, result in a breach or violation of any of the terms or provisions of, or constitute a default under the CanWest Transaction Agreements including, without limitation, the Debenture Trust Indenture and section 2.08 thereof and the Transaction Agreement and section 9.19 thereof;

2.5.2. except in respect of a Participation Interest upon an Elevation, will not result in any loss or diminishment of any rights or benefits under the Guarantee available to Hollinger prior to Hollinger’s execution and delivery of the Notes Transaction Agreements and the performance of its obligations under those agreements; and

2.5.3. do not, as of the date of this opinion letter, result in a recalculation of the Interest Rate (as defined in the Debenture Trust Indenture) pursuant to section 2.06(d) of the Debenture Trust Indenture.

Regulatory Approval Opinions

2.6.	No authorization, consent, permit or approval of, or other action by, or filing with or notice to, any governmental agency or authority, regulatory body, court, tribunal or other similar entity having jurisdiction was required in connection with the execution, delivery and performance by Hollinger of the CanWest Transaction Agreements except as may have been made or obtained under the Competition Act (Canada) in respect of the Transaction Agreement and any consent required in connection with the assignment of a Contract (as defined in the Transaction Agreement).

2.7.	No authorization, consent, permit or approval of, or other action by, or filing with or notice to, any governmental agency or authority, regulatory body, court,

tribunal or other similar entity having jurisdiction is required in connection with the execution, delivery and performance by Hollinger of the Notes Transaction Agreements, other than the filing of the report referred to in section 2.9 below and except for filings required to be made under applicable United States federal and state securities laws on and after the date of this opinion.

Enforceability Opinion

2.8.	Each of the Agreements (other than the Trust Agreement) to which either of Hollinger or the Trust is a party constitutes a legal, valid and binding obligation of that party, enforceable against that party in accordance with its terms.

Securities Opinions

2.9.	The offer, sale and delivery of the Offered Notes by the Trust to the Purchasers or the initial resales of the Offered Notes by the Purchasers, all in accordance with the Notes Transaction Agreements, the Offering Circular and the Purchaser’s Letters is exempt, either by statute, regulation, rule or order, from the prospectus requirements of Ontario Securities Laws. No prospectus or other documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained under Ontario Securities Laws in respect thereof, except for the filing by Hollinger within the prescribed time period after the date of this opinion letter of a report of the sale of the Offered Notes prepared in accordance with Ontario Securities Laws.

2.10,	Based in part upon the representations and warranties made in the Purchaser’s Letters and by the Purchasers in the Purchase Agreement, no registration of the Offered Notes under the United States Securities Act of 1933, as amended, is required in connection with the offer, sale and delivery of the Offered Notes by the Trust to the Purchasers or the initial resales of the Offered Notes by the Purchasers, all in accordance with the Notes Transaction Agreements, the Offering Circular and the Purchaser’s Letters.

2.11.	No qualification of the Trust Agreement under the United States Trust Indenture Act of 1939, as amended, is required.

2.12.	Each of the Trust and Hollinger is not, and after giving effect to the offer and sale of the Offered Notes and the application of the proceeds thereof as described in the Offering Circular will not be, an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

2.13.	Hollinger does not exercise legal or effective (i.e., de facto) control or direction over CanWest by reason of its shareholding in CanWest or its ability to nominate two directors to the Board of Directors of CanWest, nor does Hollinger have any contractual right to exercise control or direction over CanWest pursuant to the CanWest Transaction Agreements or, to our knowledge, under any other agreement or arrangement, and, accordingly, Hollinger is not an “affiliate” (as that term is defined in Rule 405 under the United States Securities Act of 1933, as amended) of CanWest or any of its subsidiaries, including 3815668 Canada Inc.

Tax Opinion

2.14.	For the purpose of the United States Internal Revenue Code of 1986, as amended, the Trust is not, and will not be following the completion of the Notes Transaction, taxable as a corporation.

Pending Litigation Opinion

2.15.	We have not been retained to represent Hollinger or its subsidiaries in respect of any:

2.15.1. court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal),

2.15.2. arbitration or other dispute settlement procedure, or

2.15.3. investigation or inquiry by any governmental, administrative, regulatory or other similar body,

that, if determined adversely to Hollinger, would prohibit Hollinger from executing, delivering or performing any of its obligations under the Agreements to which it is a party.

Offering Circular Contents

2.16.	We have participated in the preparation of the Offering Circular and in conferences with officers and other representatives of Hollinger, representatives of the Purchasers and Canadian and United States counsel for the Purchasers, at which the contents of the Offering Circular and related matters were discussed and, although we have not independently verified or checked or undertaken to do so, and are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Circular except as set out in sections 2.17 and 2.18 and subject to the qualifications in respect of those sections set out below, on the basis of the foregoing, no facts have come to our attention that cause us to believe that the Offering Circular, as of its date and as of the date of this opinion letter, (i) does not accurately describe the Notes Transaction and (ii) contained or contains an untrue statement of a material fact regarding the Notes Transaction or omitted or omits to state a material fact regarding the Notes Transaction required to be stated in the Offering Circular or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.17.	The descriptions in the Offering Circular of contracts and other documents are accurate in all material respects.

2.18.	The disclosure contained in the Offering Circular under the heading “Certain Income Tax Considerations” is a fair summary in all material respects of the applicable United States and Canadian federal income tax consequences of an investment in the Offered Notes. The descriptions in the Offering Circular of statutes (other than the disclosure contained under the heading “Certain Income Tax Considerations”), is, to the extent it discusses matters of law in the United States and Canada, a fair summary of that law in all material respects.

3.   QUALIFICATIONS

          The foregoing opinions are subject to the following qualifications:

3.1.	The enforceability of each of the Agreements to which Hollinger or the Trust is a party is subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and other similar laws of general application affecting the enforcement of creditors’ rights generally.

3.2.	The enforceability of each of the Agreements to which Hollinger or the Trust is a party is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court.

3.3.	The opinion in section 2.8 insofar as it relates to the Transaction Agreement is subject to the provisions of the Bulk Sales Act (Ontario) which state that if the terms of that Act have not been complied with, an action or proceeding may be brought or taken by a creditor or by the trustee in bankruptcy of a vendor to have the sale set aside or declared void, in which event the purchaser may be personally liable to account to the creditors of the vendor.

3.4.	We express no opinion as to the enforceability of any provision of any Agreement which states that amendments or waivers of or with respect to that Agreement that are not in writing will not be effective.

3.5.	Provisions contained in an Agreement which purport to sever from that Agreement any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of that Agreement may be enforced only in the discretion of a court.

3.6.	We express no opinion as to the enforceability of any provision of an Agreement which requires Hollinger or the Trust to pay, or to indemnify another party for, the costs and expenses of that other party in connection with judicial proceedings, since those provisions may derogate from a court’s discretion to determine by whom and to what extent those costs should be paid.

3.7.	The enforceability of the indemnity and contribution provisions contained in the Purchase Agreement may be limited by applicable law or principles of public policy.

3.8.	We have relied solely upon the certificate referred to in section 1.5.4 with respect to the accuracy of the factual matters contained in that certificate. We have not performed any independent check or verification of those factual matters.

3.9.	We have relied solely upon the certificate referred to in section 1.5.4 with respect to the accuracy of the factual matters contained in that certificate. We have not performed any independent check or verification of those factual matters.

3.10.	Our opinion in section 2.13 is based on our review of the documents set out in sections 1.5.5 through 1.5.8, inclusive, and, in particular, the following facts:

3.10.1. CanWest Communications Corporation holds 76,785,976 Multiple Voting Shares of CanWest which entitles it to exercise approximately 86.4% of the voting power attached to all shares of CanWest outstanding as of December 7, 2000 subject only to section 3.10.3 below;

3.10.2. CanWest Communications Corporation is indirectly owned and controlled by Mr. I. H. Asper and trusts for the benefit of members of his family;

3.10.3. Hollinger holds, directly and indirectly through affiliates, 2,700,000 Series 1 Preference Shares of CanWest which entitles it to cast 50.0001% of the total votes attributed to all shares of CanWest for purposes only of voting for the election of two directors of CanWest and otherwise entitles Hollinger to cast 19 votes per share or approximately 5.8% of the voting power of all shares of CanWest outstanding as of December 7, 2000;

3.10.4. at the most recent annual general meeting of CanWest shareholders held on February 6, 2001 a Board of Directors comprised of eleven members was elected including two individuals, Messrs. Conrad M. Black and F. David Radler, designated by Hollinger (the “Hollinger Nominees"), as well as Mr. I. H. Asper and three of his children; and

3.10.5. no CanWest executive offices are held by the Hollinger Nominees nor, to our knowledge, are they members of the Executive Committee of the CanWest Board of Directors or do they otherwise exercise any management authority over CanWest other than pursuant to the terms of a management services agreement dated November 15, 2000 made between The Ravelston Corporation Limited and CanWest pursuant to which The Ravelston Corporation Limited provides certain management services in respect of newspaper properties owned by CanWest.

4.   RELIANCE

4.1.	The information set out in this opinion letter is as of the date of this opinion letter, and you should infer no obligation on our part to advise you of changes, material or otherwise, arising from matters subsequently brought to our attention and you should infer no obligation on our part to provide you with supplemental information as of a later date.

4.2.	This opinion may be relied upon only by the addressees for the purposes of the transaction contemplated by this opinion. It may not be relied upon by any other person or for any other purpose, nor may it be quoted in whole or in part or otherwise referred to, without our prior written consent.

Yours truly,

EXHIBIT D

LETTER OF INSTRUCTION AND AUTHORIZATION
Dated as of

First Union Trust Company, National Association
One Rodney Square, 1st Floor
920 King Street
Wilmington, DE 19801
Attention: Corporate Trust Administration

          Re:   Hollinger Participation Trust

Ladies and Gentlemen:

          This Letter of Instruction and Authorization is issued in connection with the Amended and Restated Trust Agreement, dated as of August 24, 2001 (the “Trust Agreement”), between First Union Trust Company, National Association (the “Trustee”) and Hollinger International Inc., as depositor. Pursuant to the Trust Agreement, the Depositor, hereby authorizes the Trustee to take the following action:

1.	Issue US$ aggregate principal amount of 12 1/8% Senior Notes due 2010 in certificated form and exchange all Global Notes for Notes that are not Global Notes.

2.	Take any and all additional action as may be required by the paragraph 1 identified above or otherwise required in connection with the transaction.

          The undersigned confirms (1) that all action taken by the Trustee in connection with this authorization and direction is covered by the fee and indemnification provisions set forth in the Trust Agreement, and (2) the instructions contained herein are not in violation of the Trust Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

Very truly yours,

HOLLINGER INTERNATIONAL INC.

By:
Name: Title: